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                                  Exhibit 10.6

                              Investment and Right

                           of First Refusal Agreements

                                      Among

                   Sandalwood Lodging Investment Corporation,

                      Sandalwood Hospitality Advisors, LLC

                                       and

                          Barcelo Crestline Corporation

                                December 6, 2002

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                  RIGHT OF FIRST REFUSAL AND SERVICES AGREEMENT

     THIS RIGHT OF FIRST REFUSAL AND SERVICES AGREEMENT (this "Agreement") by and among Sandalwood Lodging Investment Corporation and its subsidiaries (collectively, "Sandalwood"), Sandalwood Hospitality Advisors, LLC and its subsidiaries (collectively, the "Advisor"), and Barcelo Crestline Corporation and its subsidiaries (collectively, "Barcelo Crestline") (Sandalwood, the Advisor and Barcelo Crestline, each a "Party" and together the "Parties") is made this 6th day of December 2002.

                                    RECITALS

     WHEREAS, Sandalwood, a Maryland corporation with its principal place of business at 11790 Glen Road, Potomac, Maryland 20854, is in the business of acquiring and owning hotel properties;

     WHEREAS, Sandalwood filed with the Securities and Exchange Commission (the "SEC") on May 24, 2002 an S-11 registration statement and exhibits, as subsequently amended, for an initial public offering of 11,752,688 shares of its common stock (the "IPO"), which registration statement was declared effective by the SEC on November 6, 2002;

     WHEREAS, the Advisor, a Delaware limited liability company with its principal place of business at 11790 Glen Road, Potomac, Maryland 20854, was formed to act as the advisor for Sandalwood and as managing member of Sandalwood Lodging, LLC, a subsidiary of Sandalwood;

     WHEREAS, Barcelo Crestline, a Maryland corporation with its principal place of business at 8405 Greensboro Drive, Suite 500, McLean, Virginia 22102, is in the business of providing Management Services;

     WHEREAS, Sandalwood expects to acquire hotels with a portion of the proceeds of the IPO and with other capital to be raised;

     WHEREAS, Barcelo Crestline desires to have the right to provide Management Services to Sandalwood with respect to certain specified hotels that Sandalwood acquires, and Sandalwood desires to obtain such Management Services from Barcelo Crestline; and

     WHEREAS, Sandalwood desires to obtain from Barcelo Crestline certain specified rights and services in connection with the acquisition and potential acquisition of certain hotels.

Confidential treatment has been requested with respect to the portions of the Agreement indicated with brackets and asterisks [***]. A complete copy of this Agreement, including the redacted portions, has been separately filed with the Securities and Exchange Commission.

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                                                                          Page 2

     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, Advisor, Sandalwood and Barcelo Crestline agree and bind themselves as follows.

DEFINITIONS
          A.   General Provisions

          1. The capitalized terms set forth in this Agreement, unless capitalized solely for grammatical purposes, shall have the meanings provided for in this Section I or otherwise in this Agreement.

          2. Any term defined in this Section by reference to another document, instrument or agreement shall continue to have the meaning ascribed thereto whether or not such other document, instrument or agreement remains in effect.

          3. Words importing the singular include the plural and vice versa.

          4. A reference to any statute, regulation, proclamation, ordinance or law includes all statutes, regulations, proclamations, ordinances or laws varying, consolidating or replacing the same from time to time, and a reference to a statute includes all regulations, policies, protocols, codes, proclamations and ordinances issued or otherwise applicable under that statute unless, in any such case, otherwise expressly provided in any such statute or in the Agreement.

          5. A definition of or reference to any document, instrument or agreement includes any amendment or supplement to, or restatement, replacement, modification or novation of, any such document, instrument or agreement unless otherwise specified in such definition or in the context in which such reference is used.

          6. A reference to a particular section, paragraph or other part of a particular statute shall be deemed to be a reference to any other section, paragraph or other part substituted therefore from time to time.

          7. A reference to any Person includes such Person's successors and permitted assigns (in the designated capacity).

          8. If the date as of which any right, obligation, option or election required or exercisable, is stated to be on a date or day that is not a Business Day, such right, obligation option or election may or shall (as the case may be) be exercised, on the next succeeding Business Day with the same effect as if the same was exercised or made on such date or day;

          9. Words such as "hereunder," hereto," "hereof" and "herein" and other words of similar import shall, unless the context requires otherwise,

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                                                                          Page 3

          refer to the whole of the applicable document and not to any particular article, section, subsection, paragraph or clause thereof.

          10. A reference to "including" means including without limiting the generality of any description preceding such term, and for purposes hereof the rule of ejusdem generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned.

          11. Words not otherwise defined herein or in any exhibit, schedule or appendix hereto that have well known and generally accepted technical or trade meanings are used herein in accordance with such recognized meanings.

          B. Definitions.

     "AMEX" shall mean the American Stock Exchange.

     "Business Days" shall mean any day other than Saturday or Sunday or other day on which commercial banks in the state of Maryland are authorized or required by law or executive order to close.

     "IPO Initial Closing" shall mean the sale of common shares of Sandalwood generating at least fifty million dollars ($50,000,000) of gross proceeds.

     "Management Agreement" shall mean the agreement substantially in the form attached hereto as Exhibit A for the provision of Management Services.

     "Management Services" shall mean the services provided by Barcelo Crestline pursuant to the Management Agreement.

     "Net Proceeds Available for Investment" shall have the meaning assigned to it in the "Estimated Use of Proceeds" section of the Prospectus.

     "Person" shall mean an individual, corporation, partnership, association, labor union, trust or any other entity or organization including a government, governmental body or political subdivision.

     "Property Improvement Plan" means the property improvement plan setting out the necessary or required property improvements as agreed by Barcelo Crestline, Sandalwood and the franchisor for any hotel purchased by Sandalwood.

     "PIP Costs" means the costs incurred by Sandalwood pursuant to a Property Improvement Plan during the first two years of Sandalwood's ownership of a Qualifying Hotel.

     "Qualifying Hotel" means a hotel being acquired by Sandalwood that meets any of the criteria of Section II.A.

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     "Securities Act" means the Securities Act of 1933, as amended, or any similar federal law then in force.

     "Stock Purchase and Rights Agreement" shall mean the Agreement pursuant to which Sandalwood shall issue shares of its common stock to Barcelo Crestline and that sets out the rights and obligations of Sandalwood and Barcelo Crestline with respect to such shares substantially in the form attached hereto as Exhibit E.

     "Total Debt and Equity Invested" shall mean the purchase price and related closing costs of any hotel acquired by Sandalwood

II.  RIGHT OF FIRST REFUSAL

          A. Sandalwood hereby grants Barcelo Crestline a right of first refusal to provide M anagement S ervices (the "Right of First Refusal") for all hotels acquired by Sandalwood where:

          1. the existing provider of m anagement s ervices (the "Existing Manager") may be terminated immediately by Sandalwood without the payment of a termination fee upon acquisition by Sandalwood of a hotel property (the "No Fee Terminable Management Agreements");

          2. the Existing Manager may be terminated by Sandalwood immediately upon or within three years of Sandalwood's acquisition of a hotel property with a payment of a termination fee less than or equal to one hundred and fifty percent (150%) of the annual management fees currently being paid to the Existing Manager (the "Other Terminable Management Agreements"); or

          3. the Existing Manager may be terminated by Sandalwood immediately upon or within three years of Sandalwood's acquisition of a hotel property with a payment of a termination fee greater than one hundred and fifty percent (150%) of the annual management fees currently being paid to the Existing Manager (the "Excess Fee Terminable Management Agreements").

          B. Sandalwood is hereby obligated to offer Barcelo Crestline a Right of First Refusal for each Qualifying Hotel (a "Qualifying Offer") until Sandalwood has made Qualifying Offers for Qualifying Hotels in which the sum of Total Debt and Equity Invested plus PIP Costs (the "Initial Hotel Properties") equals at least One Hundred Million Dollars ($100,000,000) (the "Investment Commitment").

          1. Any Qualifying Offer made to Barcelo Crestline pursuant to paragraph II.A.3 (Excess Fee Terminable Management Agreements) shall only be counted towards fulfillment of the Investment Commitment if:

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                                                                          Page 5

                    a. Barcelo Crestline agrees to pay the amount by which the termination fee payable to the Existing Manager exceeds one hundred and fifty percent (150%) of annual management fees currently being paid to the Existing Manager; or

                    b. Sandalwood agrees to pay the amount by which the
               termination fee payable to the Existing Manager exceeds one hundred and fifty percent (150%) of the annual management fees currently being paid to the Existing Manager.

     2. For the avoidance of doubt, Sandalwood shall pay in a manner consistent with the terms of the Existing Manager's management agreement the entire termination fee for Other Terminable Management Agreements and the termination fee for Excess Fee Terminable Management Agreements up to one hundred and fifty percent (150%) of the annual management fee due payable to the Existing Manager; provided however, Sandalwood may elect to pay the entire termination fee for Excess Fee Terminable Management Agreements pursuant to Section II.B.1.b.

          C. Once Sandalwood has made Qualifying Offers that satisfy the Investment Commitment, Sandalwood shall be obligated to provide Barcelo Crestline with a Right of First Refusal for every second Qualifying Hotel (the "Additional Hotel Properties") until Sandalwood has made Qualifying Offers to Barcelo Crestline for Qualifying Hotels in which the sum of Total Debt and Equity Invested plus PIP Costs in such hotels equals at least Seventy-Five Million Dollars ($75,000,000) (the "Additional Investment Commitment").

          1. With respect to any Additional Hotel Properties that Sandalwood has made Qualifying Offers to Barcelo Crestline and Barcelo Crestline has accepted such Qualifying Offer, Barcelo Crestline shall invest at least five percent (5%) equity (pari passu with Sandalwood's equity) in the ownership entity that owns such Additional Hotel Property. Sandalwood and Barcelo Crestline shall use commercially reasonable good faith efforts to execute a joint venture agreement or similar commercial arrangement (the "Barcelo Crestline Joint Venture Investment") mutually acceptable to the parties.

          2. If Sandalwood and Barcelo Crestline are unable to reach agreement on the specific terms and conditions of the Barcelo Crestline Joint Venture Investment within 30 days of Barcelo Crestline's agreement to provide Management Services with respect to an Additional Hotel Property, either Sandalwood or Barcelo Crestline may withdraw the offer or acceptance to provide Management Services (as appropriate), and the offer to provide Management Services shall not be counted towards fulfillment of the Additional Investment Commitment.

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                                                                          Page 6

          D. Sandalwood agrees that, upon the IPO Initial Closing, Sandalwood will reserve the greater of Nineteen Million Dollars ($19,000,000) or forty percent (40%) of the Net Proceeds Available for Investment from the IPO for six (6) months to be used exclusively to purchase Qualifying Hotels. Sandalwood agrees to use commercially reasonable good faith efforts to identify and acquire such hotels. Sandalwood will not terminate the IPO until at least seventy-five (75) days following the date on which the IPO is declared effective by the SEC.

          E. For each Qualifying Hotel, Sandalwood shall make each Qualifying Offer in a written notice (the "Sandalwood Notice") that will be delivered to Barcelo Crestline. In the event that any Qualifying Hotel has a No Fee Terminable Management Agreement, an Other Terminable Management Agreement or an Excess Fee Terminable Management Agreement that is immediately terminable by Sandalwood upon acquisition, Sandalwood shall give the Sandalwood Notice as early as practicable in connection with the potential acquisition of a Qualifying Hotel, but in no event less than ten (10) Business Days after the execution of a binding letter of intent or similar document for such acquisition of a Qualifying Hotel. In the event that any Qualifying Hotel has an Other Terminable Management Agreement or an Excess Fee Terminable Management Agreement that is terminable within the first three years after acquisition, Sandalwood shall give the Sandalwood Notice at least sixty (60) days prior to the proposed date of the termination of the Existing Manager of such Qualifying Hotel. The Sandalwood Notice shall set out the name, location, number of rooms, a good faith estimate of the Total Debt and Equity Investment, termination fee to be paid by Barcelo Crestline (if any), and operating history of the hotel as provided by the seller or Sandalwood, as the case may be. (For the avoidance of doubt, Sandalwood will not certify or warrant any information contained in the operating history provided by the seller of such Qualifying Hotel.). Barcelo Crestline shall notify Sandalwood in writing whether it will or will not provide Management Services for the hotel specified in the Sandalwood Notice within ten (10) Business Days of receipt of the Sandalwood Notice.

          1. If Barcelo Crestline rejects Sandalwood's offer in the Sandalwood Notice, Sandalwood may retain any other management company, and Barcelo Crestline shall have no further rights with respect to such hotel.

          2. If Barcelo Crestline rejects Sandalwood's offer in the Sandalwood Notice because it cannot meet Sandalwood's request to commence the provision of Management Services by a particular date, then the offer to provide Management Services shall not be counted towards fulfillment of the Investment Commitment; provided however that if Barcelo Crestline rejects an offer in the Sandalwood Notice for a No Fee Terminable Management Agreement, an Other Terminable Management Agreement or an Excess Fee Terminable Management Agreement that is immediately terminable upon acquisition of a Qualifying Hotel by Sandalwood and Sandalwood has provided at least thirty (30) days between the date of the Sandalwood Notice and the requirement to commence provision of

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                                                                          Page 7

          Management Services, the offer to provide Management Services shall be counted towards the fulfillment of the Investment Commitment.

          F. Other than as provided in paragraphs II.A. 3 (with respect to the Excess Fee Terminable Management Agreements) and II.C.1 (with respect to the Additional Hotel Properties) of this Agreement, Sandalwood will not require any investment or payment by Barcelo Crestline in connection with negotiating or executing any Management Agreement.

          G. Notwithstanding any other provision of this Agreement, Sandalwood may offer Barcelo Crestline the option to provide Management Services for any hotel it acquires that is not a Qualifying Hotel. If Barcelo Crestline accepts the terms and conditions of such offer, then the Total Debt and Equity Investment and PIP Costs for such hotel shall be counted against the Investment Commitment or the Additional Investment Commitment (as appropriate). For the avoidance of doubt, if Barcelo Crestline declines Sandalwood's offer pursuant to this Section G, then the Total Debt and Equity Investment and PIP Costs for such hotel shall not be counted against the Investment Commitment or the Additional Investment Commitment (as appropriate).

          H. If Barcelo Crestline accepts a Qualifying Offer, Sandalwood and Barcelo Crestline shall execute a Management Agreement substantially in the form set forth in Exhibit A.

III. ACQUISITION SERVICES

          A. Subject to the terms of this Section III, subsequent to the IPO Initial Closing and until the earlier to occur of (i) fulfillment of both the Investment Commitment and trading of Sandalwood's common stock on AMEX or another national securities exchange or over-the-counter market reaches (in the aggregate) during any consecutive ninety day period a volume that is equal to or greater than six percent (6%) of Sandalwood's average daily number of total outstanding shares during such consecutive ninety (90) day period, (ii) Barcelo Crestline's sale of all shares of Sandalwood's common stock pursuant to the terms of the Stock Purchase and Rights Agreement, or
     (iii) termination of this Agreement pursuant to Section VIII.J.2 below, Barcelo Crestline hereby agrees to provide the services set out in Section III.B. (the "Acquisition Services").

          B. The following activities shall constitute Acquisition Services:

          1. Assist in market and feasibility analysis and other related due diligence for Qualifying Hotels that may be acquired by Sandalwood.

          2. Informing Sandalwood and the Advisor of prospective acquisitions of hotels meeting Sandalwood's investment criteria as set forth in the Prospectus which come to the attention of Barcelo Crestline.

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          3. Once the IPO Initial Closing has occurred, Barcelo Crestline will grant Sandalwood a 30 day right of first refusal to purchase hotels meeting Sandalwood's investment criteria as set forth in the Prospectus, which pursuant to an existing agreement, Barcelo
          Crestline:

                    a. has the contractual right to purchase;

                    b. has decided not to purchase;

                    c. has the right to assign such purchase right to Sandalwood or an affiliate of Sandalwood; and

                    d. has received appropriate indemnities from Sandalwood in connection with such assignment.

          C. In consideration of the provision of Acquisition Services as contemplated hereunder, Sandalwood hereby agrees to pay Barcelo Crestline an annual acquisition services fee equal to Two Hundred Thousand Dollars ($200,000), payable Sixteen Thousand Six Hundred Sixty-Six and 67/100 Dollars ($16,666.67) on the 15th day of each month (the "Acquisition Services Fee"), in consideration of the Acquisition Services; provided that such amount shall be prorated accordingly if such services begin or end on a day that is other than the first Business Day of the month. In addition to payment of the Acquisition Services Fee, Sandalwood shall promptly reimburse Barcelo Crestline for reasonable out-of-pocket expenses and reasonable allocated overhead costs of Barcelo Crestline's development personnel working on Sandalwood transactions.

IV.  BARCELO CRESTLINE'S INVESTMENT IN SANDALWOOD

          A. In accordance with the provisions of Section VII, Barcelo Crestline acknowledges that Sandalwood may be required to disclose this Agreement, the Stock Purchase and Rights Agreement and the Management Agreement and the transactions contemplated hereunder and thereunder in Sandalwood's S-11 registration statement No. 333-89094, relating to the shares of Sandalwood common stock being offered in the IPO, such registration statement, including all information deemed to be part of such registration statement as of the effective time, including pursuant to Rule 430A under the Securities Act, and including all amendments or post-effective amendments and all exhibits and schedules thereto (collectively, the "Registration Statement") and that such agreements may be required to be filed as exhibits to the Registration Statement.

          B. Sandalwood will provide Barcelo Crestline with a complete draft of each registration statement, prospectus or any amendment or supplement thereto comprising a portion of the Registration Statement (as defined below), each registration statement, prospectus or any amendment or supplement thereto comprising the Prospectus, and the IPO Marketing Material (as defined in section 6(c)(ii) of the Stock Purchase and Rights Agreement) for its review and comment on disclosures containing Barcelo Crestline Information, at least five (5) Business

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                                                                          Page 9

     Days in advance of any filing of such Registration Statement or the Prospectus with the SEC. Barcelo Crestline agrees to complete its review and forward comments to Sandalwood within three (3) Business Days thereafter. Sandalwood will provide a revised copy of the Registration Statement or the Prospectus to Barcelo Crestline for its further review and comment at least one (1) Business Day prior to its filing.

          C. Sandalwood hereby agrees to indemnify and hold harmless Barcelo Crestline and its affiliates and each of their respective officers, directors, partners, stockholders and employees and each person who is deemed to control Barcelo Crestline or such affiliate within the meaning of
     Section 15 of the Securities Act, against any losses, claims, damages, or liabilities, to which Barcelo Crestline or any such person or entity may become subject, under the Securities Act or otherwise, insofar as losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, any prospectus, or preliminary prospectus or a prospectus included in or deemed a portion the Registration Statement, including pursuant to Rule 424(b) under the Securities Act (the "Prospectus"), or any amendment or supplement thereto, or any other prospectus or preliminary prospectus, including but not limited to any marketing materials used by or on behalf of Sandalwood in connection with the IPO, or arise out or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such indemnified person for any legal or other expenses reasonably incurred by such indemnified person in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that Sandalwood will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to Sandalwood by Barcelo Crestline it being understood and agreed that the only information furnished by Barcelo Crestline consists of the information set forth on Exhibit B hereto and any other written information specifically identified as being so furnished for the Registrations Statement or the Prospectus (together, the "Barcelo Crestline Information").

          D. Barcelo Crestline hereby agrees to indemnify and hold harmless Sandalwood and its affiliates and each of their officers, directors, partners, stockholders and employees and each person who is deemed to control Sandalwood or such affiliate within the meaning of Section 15 of the Securities Act, against any losses, claims, damages, or liabilities, to which Sandalwood may become subject, under the Securities Act or otherwise, insofar as losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon the any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement or the Prospectus, or arise out or are based upon the omission or alleged omission to state therein a material fact required to

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                                                                         Page 10

     be stated therein or necessary to make the statements therein not misleading, to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with the Barcelo Crestline Information and will reimburse Sandalwood for any legal or other expenses reasonably incurred by such indemnified person in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred.

          E. Barcelo Crestline will provide information about Barcelo Crestline as provided in this Section IV.E to be included in the Prospectus only if such information is specifically requested by the SEC. Barcelo Crestline may decline to provide any requested information if (a) in Barcelo Crestline's reasonable judgment, the information is confidential or competitive in nature and not already in the public domain and could be considered misleading in light of the circumstances or (b) provision of such information (x) requires the consent of a third party and such third party declines to give consent after being requested to do so by Barcelo Crestline or (y) requires Barcelo Crestline to pay more than a nominal sum of money to any third party. Barcelo Crestline agrees that Sandalwood may disclose in the Registration Statement, Prospectus, and in the IPO Marketing Materials and Sandalwood hereby agrees to limit the information about Barcelo Crestline in the IPO disclosure in the Registration Statement, the Prospectus and in the marketing materials used by Sandalwood in the IPO to the information set out in the disclosure set forth on Exhibit D attached hereto (the "Barcelo Crestline Information") and any information specifically provided by Barcelo Crestline pursuant to this
     Section IV.E.

          F. Barcelo Crestline hereby agrees to invest in Sandalwood a total of Three Million Dollars ($3,000,000) (the "Barcelo Crestline Investment"), in accordance with the terms and conditions set forth in the Stock Purchase and Rights Agreement attached hereto as Exhibit C.

          G. In consideration of the Right of First Refusal and the Acquisition Services Fee, as set out below in this paragraph IV.G, Barcelo Crestline agrees to advance to Sandalwood or the Advisor (whichever has incurred the expense) an amount (as and when required) equal to up to forty percent (40%) of all Initial Closing Expenses (the "Barcelo Crestline Advances") up to One Million Dollars ($1,000,000) (the "Barcelo Crestline Maximum Initial Closing Expense Contribution").

          1. The "Initial Closing Expenses" shall consist of all organization, offering and marketing expenses related to the IPO Initial Closing, including, but not limited to, attorneys fees (but only up to Fifty Thousand Dollars ($50,000) pursuant to subparagraph G.5 of this Section), travel expenses and due diligence expenses incurred by Sandalwood or the Advisor (as appropriate) (or Barcelo Crestline in the case of subparagraph G.4 of this Section).

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                                                                         Page 11

          2. If, prior to the IPO Initial Closing, Barcelo Crestline agrees pursuant to a Qualified Offer, to provide Management Services with respect to a Qualifying Hotel, Barcelo Crestline agrees to pay forty percent (40%) of the first Two Hundred and Fifty Thousand Dollars ($250,000) of expenses related to such acquisition incurred by Sandalwood. Such amount shall be due upon request by Sandalwood and shall be evidenced by actual invoices or other appropriate documentation provided to Barcelo Crestline (the "Barcelo Crestline Due Diligence Fee").

          3. If the IPO Initial Closing occurs, Sandalwood will credit the Aggregate Advances (as defined in Section 1(b) of the Stock Purchase and Rights Agreement) towards the purchase of the Purchased Shares in accordance with Section 1 of the Stock Purchase and Rights Agreement. If the IPO Initial Closing does not occur, Sandalwood shall have no obligation to refund any portion of the Aggregate Advances or to convert any portion of Aggregate Advances into Purchased Shares or to otherwise compensate Barcelo Crestline for the Aggregate Advances, and Barcelo Crestline shall have no further obligations to Sandalwood except as otherwise provided herein.

          4. Exhibit D sets out the initial cash flow budget prepared by the Advisor and approved by Sandalwood (the "Cash Flow Budget"). Through November 30, 2002, Sandalwood and the Advisor have incurred Initial Closing Expenses of $1,079,239. On the date hereof, Sandalwood hereby provides to Barcelo Crestline true and accurate copies of actual invoices and other appropriate documentation with respect to the Initial Closing Expenses incurred to date by Sandalwood and the Advisor. Within five (5) Business Days of the execution of this Agreement, Barcelo Crestline shall wire transfer to the Sandalwood bank account identified in Exhibit B, as an initial installment of the Barcelo Crestline Advance, an amount equal to forty percent (40%) of the Initial Closing Expenses incurred to date by Sandalwood and the Advisor. Barcelo Crestline agrees that, thereafter and until the IPO Initial Closing, upon a request by Sandalwood or the Advisor accompanied by actual invoices or other appropriate documentation, no more frequently than once a month, it will wire transfer to Sandalwood, within five (5) Business Days of such request, subsequent installments of the Crestline Advance for Initial Closing Expenses incurred by Sandalwood or the Advisor from and after the date hereof. Sandalwood shall provide Barcelo Crestline a full accounting of how all such funds have been used and provide a certification as to the invoices that have been paid. In addition on a quarterly basis, Sandalwood shall provide an updated forecast of the Initial Closing Expenses through the IPO Initial Closing.

          5. A maximum of $50,000 of Initial Closing Expenses shall be allocated to the legal costs for preparing this Agreement, the Stock Purchase and Rights Agreement and the Management Agreement in the

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                                                                         Page 12

          amount of up to $30,000 to Sandalwood and up to $20,000 to Barcelo Crestline. Legal costs in excess of such limitations shall be borne by the individual parties.

V.   THE ADVISOR'S PARTICIPATION IN THE TRANSACTION.

          A. Within five (5) Business Days of the execution of this Agreement, the Advisor will contribute to Sandalwood an amount equal to sixty percent (60%) of the Initial Closing Expenses incurred to date by Sandalwood and the Advisor (the "Advisor's Initial Closing Expense Contribution") pursuant to actual invoices or other appropriate documentation minus any such Initial Closing Expenses already paid by Sandalwood, the Advisor and their respective affiliates. The Advisor agrees that, thereafter, on a monthly basis, it will contribute to Sandalwood, as needed, sixty percent (60%) of Initial Closing Expenses, up to $1.5 million dollars, including the Advisor's Initial Expense Contribution (the "Advisors Contributions").

          B. Pursuant to the Advisory Agreement among Sandalwood Lodging Investment Corporation, Sandalwood Lodging LLC, Sandalwood Hospitality Advisors, LLC, and a subsidiary or subsidiaries of Sandalwood Lodging, LLC, which Advisory Agreement provides for certain advisory services to be provided by the Advisor, Sandalwood will refund all of the Advisors Contributions that it received up to $1.5 million dollars to the Advisor upon the IPO Initial Closing. However, in the event the IPO Initial Closing does not occur, Sandalwood shall have no obligation to refund any of the Advisors Contributions or to convert any portion of the Advisors Contributions into shares of Sandalwood or to otherwise compensate the Advisor for the Advisors Contributions.

          C. Pursuant to a stock purchase agreement executed between the Advisor and Sandalwood, the Advisor has agreed to purchase $1.5 million dollars of Sandalwood's common shares at a price per share equal to the price per share to the public of Sandalwood's common stock as set forth on the cover of the final prospectus of the registration statement of Sandalwood's initial public offering pursuant to Registration Statement No. 333-89094.

VI.  USE OF BARCELO CRESTLINE NAME, TRADEMARK AND INFORMATION.

As set out in detail in a trademark licensing agreement set out in Exhibit E, Barcelo Crestline will permit, subject to Barcelo Crestline's review and approval, during the marketing of the IPO and during subsequent operations of Sandalwood, Sandalwood to:

          A. use the Barcelo Crestline name and logo on Sandalwood's website as Sandalwood's potential manager of its hotel properties;

          B. identify Barcelo Crestline as Sandalwood's potential manager of its hotel properties in its marketing materials in connection with the IPO provided however, that all information about Barcelo Crestline shall only be information that is contained in the Registration Statement or Prospectus or any amendment or supplement thereto that has been deemed effective by the SEC (if required); and

          C. identify Barcelo Crestline in future select trade advertising journals, email newsletters, powerpoint presentations and direct mail initiatives as Sandalwood's potential manager of its hotel properties.

VII. CONFIDENTIALITY/EXCLUSIVITY.

          A. Subject to the disclosure requirements of the Securities Act and applicable rules and regulations, pertaining to the Prospectus, the parties agree that the terms of that certain Confidentiality Agreement dated May 15, 2002, between Crestline Capital Corporation (now known as Barcelo Crestline Corporation) and Sandalwood Lodging Investment Corporation (the "Confidentiality Agreement"), shall apply to this Agreement, the actions contemplated herein, the negotiation and preparation of all mutually acceptable agreements and the Prospectus, and any due diligence associated therewith. The parties further agree that the Confidentiality Agreement shall be binding on the parties' successors and assigns and that the terms of the Confidentiality Agreement shall be incorporated herein by reference.

          B. Sandalwood will not enter into any other agreements similar to the provisions of this Agreement with hotel managers or operators until the earlier to occur of:

          1. Fulfillment of both the Investment Commitment, and trading of Sandalwood's common stock on AMEX or another national securities exchange or over-the-counter market reaches (in the aggregate) during any consecutive ninety day period a volume that is equal to or greater than six percent (6%) of Sandalwood's average daily number of total outstanding shares during such consecutive ninety (90) day period; or

          2. Barcelo Crestline's sale of Sandalwood common stock pursuant to the terms of the Stock Purchase and Rights Agreement.

          C. This Section VII is not intended to prohibit Sandalwood from entering into management contracts with other management companies to manage Sandalwood hotels, upon Sandalwood fulfilling its obligations under this Agreement.

VIII. MISCELLANEOUS

          A. Public Announcement. The Parties agree that all press releases and public announcements relating to the transactions contemplated by this Agreement will be mutually agreed to and prepared jointly by the parties.

          B. Notices. All notices, requests and other communications provided for herein including, without limitation, any modifications of, or waivers, requests or consents under, this Agreement shall be given or made in writing (including, without limitation, by telecopy) and delivered to the intended recipient at the "Address for Notices" specified below, or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as provided for herein. The Address for Notices of the respective parties are as follows:

          Sandalwood Lodging Investment Company
          11790 Glen Road
          Potomac, Maryland  20854
          Attention: Douglas H.S. Greene

          Sandalwood Hospitality Advisors LLC
          410 Park Avenue
          Suite 540
          New York, New York 10022
          Attention: Bryan E. Gordon, Chairman

          With a copy to:

          Patton Boggs, LLP
          8484 West Park Drive
          Suite 900
          McLean, Virginia 22102
          Attention:  Christopher G. Townsend, Esq.

          Barcelo Crestline Corporation
          8405 Greensboro Drive
          Suite 500
          McLean, VA  22102
          Attention: General Counsel

          With a copy to:

          Barcelo Crestline Corporation
          8405 Greensboro Drive
          Suite 500
          McLean, VA  22102
          Attention: EVP, Chief Financial Officer &
          Treasurer

          C. No Waiver. No failure on the part of any Party to this Agreement to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise by any Party of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

          D. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without regard to its conflict of law provisions

          E. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the Parties and their respective successors and assigns, except that no Party may assign or transfer its rights or obligations hereunder without the prior written consent of the Parties.

          F. Complete Agreement; Amendments. This Agreement, the Stock Purchase and Rights Agreement and the Trademark License Agreement are intended by the Parties to be a complete and final expression of their agreement. No amendment, modification, or waiver of any provision hereof or thereof, and no consent to any departure of any of the Parties herefrom or therefrom, shall be effective unless approved in writing by each of the Parties, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

          G. Headings. The headings and sub-headings contained in the title of this Agreement are intended to be used for convenience only and do not constitute part of this Agreement.

          H. Severability. If any term, provision or condition, or any part thereof, of this Agreement shall for any reason be found or held invalid or unenforceable, such invalidity or unenforceability shall not affect the remainder of such term, provision or condition nor any other term, provision or condition, and this Agreement shall survive and be construed as if such invalid or unenforceable term, provision or condition had not been contained therein

          I. Recitals, Schedules, Appendicies and Exhibits. Each recital hereof and each schedule, appendix and exhibit attached hereto or referred to herein is incorporated herein as an integral and binding part of this Agreement.

          J. Term/Termination.

          1. This Agreement shall remain in effect until the earlier of (1) Sandalwood's fulfillment of the Investment Commitment and the Additional Investment Commitment obligations, (2) five years, or (3) Barcelo Crestline's transfer of its shares of Sandalwood common stock acquired pursuant to the Stock Purchase and Rights Agreement.

          2. If Barcelo Crestline fails to purchase the shares of Sandalwood in accordance with the terms and conditions of the Stock Purchase and Rights Agreement, Sandalwood may terminate this Agreement immediately, and shall have no obligation to refund any portion of the Barcelo Crestline Advances or the Barcelo Crestline Due Diligence Fee or to offer Barcelo Crestline any right of first refusal on any hotel it acquires.

          K. Arbitration. Any controversy, dispute or claim between the parties relating to this Agreement shall be resolved by binding arbitration in Montgomery County, Maryland in accordance with the rules of the American Arbitration Association. The parties agree that in the event that any controversy, dispute or claim between the parties relating to this Agreement, is resolved by binding arbitration, the prevailing party, if any, as determined by the arbitrator's award, shall be entitled to reimbursement of all expenses incurred in the arbitration including reasonable attorneys' fees; provided that in no event shall the arbitrator have the authority to award punitive damages. Judgment on the ward may be entered in any court having jurisdiction over the award. Any party may, however, seek injunctive or other equitable relief from any court of appropriate jurisdiction.

          L. Sandalwood Representations and Warranties. Sandalwood represents and warrants to Barcelo Crestline that as of the date hereof and as of the IPO Initial Closing:

          1. It is duly organized, validly existing and in good standing under the laws of its state of organization, and has corporate power and authority to own its assets and carry on its business as it is presently being conducted. It is duly qualified and in good standing to do business in each jurisdiction in which the business of Sandalwood makes such qualification necessary.

          2. It has corporate power and authority to execute and deliver this Agreement and to consummate the transaction contemplated hereby and thereby. The execution and delivery by Sandalwood of this Agreement and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by its Board of Directors and no other corporate proceeding on the part Sandalwood is necessary with respect thereto. This Agreement constitutes a valid and binding obligation of Sandalwood, enforceable in accordance with its terms, except as the enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies.

          3. The execution and delivery by Sandalwood of this Agreement does not, and the consummation of the transactions contemplated hereby, will not (i) violate or result in a breach of any provision of the charter or bylaw, or other constituent documents of Sandalwood, (ii) result in a default, or give rise to any right of termination, modification or acceleration, under the terms or provisions of any agreement or other instrument or obligation to which Sandalwood is a party, or (iii) violate any law or regulation, or any judgment, order or decree of any court, governmental body commission, agency or arbitrator applicable to Sandalwood.

          4. Sandalwood has properly filed with the appropriate governmental agencies, other regulatory body, or self regulating entity, including without limitation, AMEX, all documents, materials and information necessary to consummate the transactions contemplated by this Agreement.

          5. The Registration Statement, including the Prospectus and each schedule and exhibit comprising a portion thereof, any amendment or supplement thereto, or any prospectus or preliminary prospectus or any other document or materials used in connection with the IPO complies in all respects with the requirements of the Securities Act and the rules and regulations of the SEC and does not include any untrue statement of a material fact or omit to state any material fact required to be to be stated therein or necessary to make the statements therein not misleading; and on the date that it is declared effective or filed with the SEC or used (as applicable), the Registration Statement, including the Prospectus and each schedule and exhibit comprising a portion thereof, any amendment or supplement thereto, or any prospectus or preliminary prospectus or any other document or materials used in connection with the IPO, will comply in all respects to the requirements of the Securities Act and the rules and regulations of the SEC and will not include any untrue statement of a material fact or omit to state any material fact required to be to be stated therein or necessary to make the statements therein not misleading.

          M. Barcelo Crestline Representations and Warranties. Barcelo Crestline represents and warrants to Sandalwood that as of the date hereof and as of the IPO Initial Closing:

          1. It is duly organized, validly existing and in good standing under the laws of its state of organization, and has corporate power and authority to own its assets and carry on its business as it is presently being conducted. It is duly qualified and in good standing to do business in each jurisdiction in which the business of Barcelo Crestline makes such qualification necessary.

          2. It has corporate power and authority to execute and deliver this Agreement and to consummate the transaction contemplated hereby and thereby. The execution and delivery by Barcelo Crestline of this Agreement and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by its Board of Directors and no other corporate proceeding on the part Barcelo Crestline is necessary with respect thereto. This Agreement constitutes a valid and binding obligation of Barcelo Crestline, enforceable in accordance with its terms, except as the enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies.

          3. The execution and delivery by Barcelo Crestline of this Agreement does not, and the consummation of the transactions contemplated hereby, will not (i) violate or result in a breach of any provision of the charter or bylaw, or other constituent documents of Barcelo Crestline, (ii) result in a default, or give rise to any right of termination, modification or acceleration, under the terms or provisions of any agreement or other instrument or obligation to which Barcelo Crestline is a party, or (iii) violate any law or regulation, or any judgment, order or decree of any court, governmental body commission, agency or arbitrator applicable to Barcelo Crestline.

          4. There is no requirement applicable to Barcelo Crestline to make any filing with, or to obtain any consent or approval from any Person, as a condition to the consummation of the transactions contemplated by this Agreement.

          N. Counterparts. This Agreement may be executed in counterparts, including counterparts executed and transmitted by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          O. Interpretation. This Agreement, the Stock Purchase and Rights Agreement and the Trademark License Agreement shall be interpreted to be consistent with each other. If there should exist any conflict between any provision of this Agreement and the Stock Purchase and Rights Agreement, the Stock Purchase and Rights Agreement shall govern, but only to the extent of such inconsistency.

          P. Indemnification.

          1. In addition to the indemnification provisions set out in Section IV of this Agreement, each of the Parties (an "Indemnifying Party") shall indemnify and hold harmless the each other Party and its respective officers, agents, consultants and employees, (each, an "Indemnified Party") to the fullest extent permitted by law from and against any and all losses, claims, damages, expenses (including reasonable fees, disbursements and other charges of counsel) or other liabilities ("Liabilities") arising or resulting from any breach of any covenant, agreement, representation or warranty of the Indemnifying Party in this Agreement; provided, however, that if and to the extent that such indemnification is unenforceable for any reason, the Indemnifying Party shall make the maximum contribution to the payment and satisfaction of such indemnified liability which shall be permissible under applicable laws.

          2. Each Indemnified Party will, promptly after the receipt of notice of the commencement of any action or other proceeding against such Indemnified Party in respect of which indemnity may be sought from the Indemnifying Party, notify the Indemnifying Party in writing of the commencement thereof. The failure of any Indemnified Party so to notify the Indemnifying Party of any such action shall not relieve the Indemnifying Party from any liability which it may have to such Indemnified Party (a) unless, and only to the extent that, such failure results in the Indemnifying Party's forfeiture of substantive rights of defenses. In case any such action or other proceeding shall be brought against any Indemnified Party and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party; provided, however, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, in any action or proceeding in which both the Indemnifying Party and an Indemnified Party is, or is reasonably likely to, become a party, such Indemnified Party shall have the right to employ separate counsel at the Indemnifying Party's expense and to control its own defense of such action or proceeding if, in the opinion of counsel to such Indemnified Party, (a) there are or may be defenses or counterclaims available to such Indemnified Party or to other indemnified parties that are different from or additional to those available to the Indemnifying Party or (b) any conflict or potential exists between the Indemnifying Party and such Indemnified Party that would make such separate representation advisable; provided, however, that in no event shall the Indemnifying party be required to pay fees and expenses under this Section VIII.O. for more than one firm of attorneys in any jurisdiction in any one legal action or group of related legal actions. The Indemnifying Party agrees that it will not, without the prior written consent of the Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party and each other Indemnified Party from all liability arising or that may arise out of such claims, action or proceeding. The rights accorded to indemnified parties hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                         SANDALWOOD LODGING INVESTMENT CORPORATION


                         By /s/ Douglas H.S. Greene
                            -----------------------------------------------
                                Douglas H. S. Greene, Managing Director,
                                Vice Chairman and Chief Investment Officer


                         SANDALWOOD HOSPITALITY ADVISORS LLC


                         By /s/ Douglas H.S. Greene
                            -----------------------------------------------
                                Douglas H. S. Greene, Managing Director,
                                Vice Chairman and Chief Investment Officer


                         BARCELO CRESTLINE CORPORATION


                         By /s/ Larry K. Harvey
                            -----------------------------------------------
                                Larry K. Harvey
                                Executive Vice President

EXHIBIT A
FORM OF MANAGEMENT AGREEMENT

                              MANAGEMENT AGREEMENT

                                     between

                                       and

                        CRESTLINE HOTELS & RESORTS, INC.
                             ("Management Company")

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I - APPOINTMENT OF MANAGEMENT COMPANY

     1.01    Appointment.......................................................1
     1.02    Delegation of Authority...........................................1
     1.03    No Covenants or Restrictions......................................2
     1.04    Representations of Management Company.............................2

ARTICLE II - DEFINITION OF TERMS...............................................2

ARTICLE III - THE HOTEL

     3.01    Ownership........................................................13
     3.02    Subordination of Management Agreement............................13
     3.03    Non-Disturbance Agreement........................................13

ARTICLE IV - PRE-OPENING .....................................................12

ARTICLE V - TERM

     5.01    Term.............................................................13
     5.02    Actions to be Taken upon Termination.............................13

ARTICLE VI - COMPENSATION OF MANAGEMENT COMPANY

     6.01    Management Fees..................................................14
     6.02    Accounting and Interim Payment...................................15
     6.03    Reimbursements to Management Company.............................15
     6.04    Performance Termination..........................................15

ARTICLE VII - WORKING CAPITAL AND FIXED ASSET SUPPLIES

     7.01    Working Capital and Inventories..................................16
     7.02    Fixed Asset Supplies.............................................16

ARTICLE VIII - MAINTENANCE, REPLACEMENT AND CHANGES

     8.01    Routine Repairs and Maintenance..................................17
     8.02    Repairs and Equipment Reserve....................................17
     8.03    Building Alterations, Improvements, Renewals and Replacements....18
     8.04    Liens............................................................17
     8.05    Ownership of Replacements........................................17

ARTICLE IX - BOOKKEEPING AND BANK ACCOUNTS

     9.01    Books and Records................................................19
     9.02    Hotel Accounts:  Expenditures....................................20
     9.03    Annual Operating Projection......................................20
     9.04    Operating Deficits...............................................22

ARTICLE X - FRANCHISE AGREEMENT...............................................22

ARTICLE XI - POSSESSION AND USE OF HOTEL

     11.01   Use..............................................................23
     11.02   Owner's Right to Inspect.........................................23
     11.03   Group Services...................................................24

ARTICLE XII - INSURANCE

     12.01   Property and Operational Insurance...............................22
     12.02   General Insurance Provisions.....................................23
     12.03   Coverage.........................................................23
     12.04   Cost and Expense.................................................24
     12.05   Policies and Endorsements........................................24
     12.06   Indemnification..................................................24

ARTICLE XIII - REAL ESTATE AND PROPERTY TAXES

     13.01   Impositions......................................................25
     13.02   Owner's Responsibility...........................................26

ARTICLE XIV - HOTEL EMPLOYEES

     14.01   Employees........................................................26
     14.02   Termination......................................................27
     14.03   Employee Claims..................................................28

ARTICLE XV - DAMAGE AND CONDEMNATION

     15.01   Damage and Repair................................................28
     15.02   Condemnation.....................................................29

ARTICLE XVI - DEFAULTS

     16.01   Default..........................................................29
     16.02   Event of Default.................................................30
     16.03   Remedies upon Event of Default...................................31

ARTICLE XVII - PROPRIETARY MARKS; INTELLECTUAL PROPERTY

     17.01   Proprietary Marks................................................31
     17.02   Computer Software and Equipment..................................32
     17.03   Intellectual Property............................................32

ARTICLE XVIII - WAIVER AND INVALIDITY

     18.01   Waiver...........................................................32
     18.02   Partial Invalidity...............................................33

ARTICLE XIX - ASSIGNMENT

     19.01   Assignment by Management Company and Owner.......................33

ARTICLE XX - TERMINATION OF AGREEMENT UPON SALE, DEMOLITION, OR FORECLOSURE

     20.01   Sale of the Hotel................................................34
     20.02   Termination upon Demolition or Foreclosure.......................35

ARTICLE XXI - MANAGEMENT COMPANY CONDITIONS

     21.01   Conditions upon Management Company's Obligations.................35

ARTICLE XXII - MISCELLANEOUS

     22.01   Right to Make Agreement..........................................36
     22.02   Agency...........................................................36
     22.03   Failure to Perform...............................................36
     22.04   Breach of Covenant...............................................36
     22.05   Consents.........................................................37
     22.06   Applicable Law...................................................37
     22.07   Headings.........................................................37
     22.08   Notices..........................................................37
     22.09   Environmental Matters............................................38
     22.10   Equity and Debt Offerings........................................39
     22.11   Franchise Agreement..............................................39
     22.12   Estoppel Certificates............................................39
     22.13   Entire Agreement.................................................40

                              MANAGEMENT AGREEMENT

     This Management Agreement ("Agreement") is made effective as of the
                                                                        --------
day of           , 200   ("Effective Date") by and between                    a
      -----------     --                                  -------------------
                       , with its principal place of business at
-----------------------                                         ----------------
("Owner"), and Crestline Hotels & Resorts, Inc., a Delaware corporation, with its principal place of business at 8405 Greensboro Drive, Suite 500, McLean, Virginia 22102 ("Management Company").

                                   WITNESSETH:

     WHEREAS, Owner owns [fee simple/leasehold] title of the
                                                             -------------------
("Hotel") which is located on that certain real property as described on Exhibit A attached hereto and made a part hereof; and

     WHEREAS, Owner desires to have Management Company manage and operate the Hotel from and after the Management Commencement Date (as defined in Article
II), and Management Company is willing to perform such services for the account of Owner on the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the parties hereto agree as follows:

                                    ARTICLE I
                        APPOINTMENT OF MANAGEMENT COMPANY

1.01 Appointment

     Owner hereby appoints and employs Management Company as Owner's exclusive agent to supervise, direct and control management and operation of the Hotel for the term provided in Article V. Management Company accepts said appointment and agrees to manage the Hotel during the term of this Agreement in accordance with the terms and conditions hereinafter set forth. The performance of all activities by Management Company, including the maintenance of all bank accounts, shall be as the agent of and for the account of Owner.

1.02 Delegation of Authority

     Except as otherwise specifically provided in this Agreement, the Hotel shall be operated under the exclusive supervision and control of Management Company, which shall be responsible for the proper and efficient operation of the Hotel. Except as otherwise specifically provided in this Agreement, Management Company shall have discretion and control, free from interference, interruption or disturbance, in all matters relating to the management and operation of the Hotel, including, without limitation, charges for rooms and commercial space, credit policies, food and beverage services, granting of concessions or leasing of shops and agencies within the Hotel, receipt, holding and disbursement of funds, maintenance of bank accounts (including Working Capital), procurement of inventories, supplies and services, promotion and publicity and, generally, all activities necessary for the operation of the Hotel.

1.03 No Covenants or Restrictions

     Owner warrants that there will be on the Management Commencement Date no covenants or restrictions which would prohibit or limit Management Company from operating the Hotel, including cocktail lounges, restaurants and other facilities customarily a part of or related to a first-class hotel facility. Owner agrees upon request by Management Company to sign promptly and without charge applications for licenses, permits or other instruments necessary for operation of the Hotel.

1.04 Representations of Management Company

     Management Company represents that it is experienced and capable in the planning, decorating, furnishing, equipping, promoting, managing, and operating of first-class hotels, and Management Company covenants and agrees to manage and operate the Hotel as a first-class hotel in accordance with the standards of other first-class hotels managed and operated by Management Company and in strict compliance with that certain Franchise Agreement dated
                      between                     , as the "Franchisor," and
---------------------         --------------------
[Sandalwood entity ], as the "Franchisee" (as such agreement may have been or may be amended subject to Article X below, the "Franchise Agreement"), respecting the Hotel.

                                   ARTICLE II
                               DEFINITION OF TERMS

The following terms when used in this Agreement shall have the meanings indicated:

     Accounting Period means a calendar month.

     Additional Invested Capital means the cumulative total, as of any given date during the term of this Agreement, of: (i) any expenditures made by Owner pursuant to Section 8.03 (including any expenditures made by Owner during the first twenty-four (24) Accounting Periods following the Management Commencement Date pursuant to any property improvement plan setting forth required property improvements as mutually agreed by Management Company, Owner and Franchisor), plus (ii) any contributions by Owner to the Reserve beyond the funding described in Section 8.02 A, other than those contributions which are treated as Deductions or reimbursed to Owner under Section 8.02 E, plus (iii) any advances of Working Capital made by Owner pursuant to Section 7.01, so long as any such advance is not made as a result of an Operating Loss (described in Section 9.04), and further provided that any subsequent reimbursement of Working Capital to Owner shall reduce the amount of Additional Invested Capital by the same amount of any such reimbursement, plus (iv) any rental payments pursuant to any capital leases approved by Management Company and Owner that are not otherwise paid from the Reserve or treated as a Deduction under the terms of this Agreement.

     Affiliate means any individual or entity, directly or indirectly through one or more intermediaries, controlling, controlled by, or under common control with a party. The term "control," as used in the immediately preceding sentence, means, with respect to a corporation, the right to exercise, directly or indirectly, fifty percent (50%) or more of the voting rights attributable to the shares of the controlled corporation, and, with respect to an entity that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

     Annual Operating Projection shall have the meaning set forth in Section
9.03.

     Annual Operating Statement shall have the meaning set forth in Section
9.01.

     Base Management Fee shall have the meaning set forth in Section 6.01 A.

     Building Estimate shall have the meaning set forth in Section 8.03 A.

     Capitalization Multiple means the number ten (10).

     Consumer Price Index shall mean the Consumer Price Index for All Urban Consumers (CPI-U) (U.S. City Average), as published by the Bureau of Labor Statistics, Department of Labor, or if such index is no longer published, the "Consumer Price Index" shall then refer to such comparable statistics on changes in the cost of living for urban consumers as such may be computed and published by an agency of the United States or by a responsible financial periodical of recognized authority as mutually agreed upon by the parties.

     Coverage Ratio means the number one and three-tenths (1.3).

     Debt Service means the amount of regularly-scheduled principal and interest payments on any Qualified Loan (excluding balloon payments) provided that the amortization period for such Qualified Loan shall not be less than twenty (20) years.

     Deductions shall have the meaning set forth in the definition of "Operating Profit."

     Default shall have the meaning set forth in Section 16.01.

     Effective Date shall have the meaning set forth in the Preamble.

     Employee Claims means any and all claims (including all fines, judgments, penalties, costs, litigation and/or arbitration expenses, attorneys' fees and expenses, and costs of settlement with respect to any such claims) by any employee or employees of Management Company against Owner or Management Company with respect to the employment at the Hotel of such employee or employees. "Employee Claims" shall include, without limitation, the following: (i) claims which are eventually resolved by arbitration, by litigation or by settlement;
(ii) claims which also involve allegations that any applicable employment-related contracts affecting the employees at the Hotel have been breached; and (iii) claims which involve allegations that one or more state or federal employment laws have been violated.

     Event of Default shall have the meaning set forth in Section 16.02.

     Executive Employees shall have the meaning set forth in Section 14.02.

     Existing Twelve Month Management Fees shall have the meaning set forth in the definition of "Sale Termination Fee."

     FF&E shall have the meaning set forth in Section 8.01.

     FF&E Estimate shall have the meaning set forth in Section 8.02 C.

     Fiscal Year means Management Company's Fiscal Year, which now begins at 12:01 a.m. on January 1 and ends at midnight on December 31. The partial Fiscal Year between the Management Commencement Date and the first full Fiscal Year shall be deemed part of the first full Fiscal Year. The partial Fiscal Year between the end of the last full Fiscal Year and the Termination of this Agreement shall, for purposes of this Agreement, constitute a separate Fiscal Year. If Management Company's Fiscal Year is changed in the future, appropriate adjustment to this Agreement's reporting and accounting procedure, shall be made; provided, however, that no such change or adjustment shall alter the term of this Agreement or in any way reduce the distributions of Operating Profit or other payments due Owner or alter and/or modify the rights of Owner hereunder.

     Fixed Asset Supplies means supply items included within Property and Equipment under the Uniform System of Accounts, including linen, china, glassware, silver, uniforms and similar items.

     Force Majeure means acts of God, acts of war, civil disturbance, governmental action (including the revocation or refusal to grant licenses or permits, where revocation or refusal is not due to the fault of Management Company, its agents or employees), strikes, fire, unavoidable casualties or any other causes beyond the reasonable control of Management Company, including without limitation, any failed duty of Management Company which is in part due to Owner's failure to fund Owner-Funded Capital Expenditures pursuant to Section
8.03 of this Agreement. Force Majeure shall exclude general economic and/or market factors.

     Franchise Agreement shall have the meaning set forth in Section 1.04.

     Franchisee shall have the meaning set forth in Section 1.04.

     Franchisor shall have the meaning set forth in Section 1.04.

     Gross Revenues means all revenues and receipts of every kind derived from operating the Hotel and parts thereof, including, but not limited to: income (from both cash and credit transactions), before commissions but after discounts for prompt or cash payments, from rental of rooms, stores, offices, meeting, exhibit or sales space of every kind; license, lease and concession fees and rentals (not including gross receipts of licensees, lessees and concessionaires from their operations); income from vending machines; health club membership fees; food and beverage sales; wholesale and retail sales of merchandise; service charges, and proceeds, if any, from business interruption or other loss of income insurance. Gross Revenues shall not include (i) gratuities, including tips, paid to Hotel employees by third parties; (ii) federal, state, and municipal excise, sales, and use taxes or similar impositions collected directly from patrons or guests or included as part of the sales price of any rooms, goods, or services; (iii) proceeds realized from the sale of FF&E no longer necessary to the operation of the Hotel, which shall be deposited in the Reserve; (iv) proceeds of any insurance other than business interruption insurance (or other insurance against loss of income) of the type described in
Section 12.01 A4; (v) condemnation awards; (vi) gross receipts received by lessees, licensees, or concessionaires of the Hotel; (vii) proceeds from any financing or refinancing; (viii) proceeds of any judgment or settlement not received as compensation for actual or potential loss of Gross Revenues or Operating Profit; (ix) interest earned on the Reserve, which shall be deposited in the Reserve; and (x) any funds supplied by Owner to the Reserve.

     Group Services shall have the meaning set forth in Section 11.03.

     Hotel means the                        located at                        .
                     ----------------------            -----------------------

     Impositions shall have the meaning set forth in Section 13.01.

     Incentive Fee shall have the meaning set forth in Section 6.01 B.

     Initial Term shall have the meaning set forth in Section 5.01.

     Intellectual Property shall have the meaning set forth in Section 17.03.

     Inventories means Inventories as defined in the Uniform System of Accounts, such as provisions in storerooms, refrigerators, pantries and kitchens; beverages in wine cellars and bars; other merchandise intended for sale; fuel; mechanical supplies; stationery; and other expenses, supplies and similar items.

     Management Commencement Date means the date upon which Management Company shall commence operating the Hotel pursuant to this Agreement which date shall be confirmed in writing by Management Company.

     Management Company means Crestline Hotels & Resorts, Inc.

     Mortgage means any security instrument which encumbers the Hotel and/or the Hotel premises, including, without limitation, mortgages, deeds of trust, security deeds and similar instruments.

     Non-Disturbance Agreement means an agreement, in recordable form in the jurisdiction in which the Hotel is located, executed and delivered by a holder of a Secured Loan (which agreement shall by its terms be binding upon all assignees of such holder and upon any individual or entity that acquires title to or possession of the Hotel at or through a foreclosure (referred to as a "Subsequent Owner")), for the benefit of Management Company, pursuant to which, in the event such holder (or its assignee) or any Subsequent Owner comes into possession of or acquires title to the Hotel either at or following a foreclosure, such holder (and its assignees) and all Subsequent Owners shall:
(x) recognize Management Company's rights under this Agreement, (y) not name Management Company as a party in any foreclosure action or proceeding, and (z) not disturb Management Company in its right to continue to manage the Hotel pursuant to this Agreement; provided, however, that at such time, (i) this Agreement has not expired or otherwise been terminated earlier in accordance with its terms, and (ii) there are no outstanding Events of Default by Management Company, and (iii) no material event has occurred and no material condition exists which, after notice or the passage of time or both, would entitle Owner to terminate this Agreement (excluding events which would constitute Events of Default, which are to be governed exclusively by clause
(ii) hereof).

     Operating Loss means a negative Operating Profit.

     Operating Profit means the excess of Gross Revenues over the following deductions ("Deductions") incurred by Management Company in operating the Hotel:

          1. Cost of sales, salaries, wages, fringe benefits, payroll taxes and other cash payroll costs related to Hotel employees;

          2. Departmental expenses, administrative and general expenses and the cost of Hotel advertising and business promotion, heat, light and power, and routine repairs, maintenance and minor alterations treated as Deductions under
Section 8.01;

          3. The cost of Inventories and Fixed Asset Supplies consumed in the operation of the Hotel;

          4. A reasonable reserve for uncollectible accounts receivable as determined by Management Company and approved by Owner;

          5. All costs and fees of independent professionals or other third parties who perform services required or permitted hereunder if and to the extent such cost and expense are not capitalized in accordance with generally accepted accounting principles, including without limitation, third parties providing legal services to Management Company in connection with matters involving the Hotel (excluding matters in dispute between Owner and Management Company), which services shall be charged at rates which approximate Management Company's costs associated with such personnel;

          6. The cost and expense of technical consultants and operational experts for specialized services in connection with non-routine Hotel work; provided that Owner shall have the right to approve any such technical consultant or operational expert if its cost or expense is expected to exceed $50,000 in the aggregate for any Fiscal Year and is not included in the approved Annual Operating Projection for such Fiscal Year;

          7. Management Company's Base Management Fee (referred to in Section 6.01) for services rendered in connection with the operation of the Hotel;

          8. All the costs and expenses incurred by Management Company pursuant to the Franchise Agreement including, but not limited to, franchise fees, advertising, chain services, insurance, etc.; provided, however, any initial licensing fees or capital expenditures necessary for compliance with the Franchise Agreement shall not be a Deduction from Gross Revenues for purposes of the calculation of Operating Profit;

          9. The amount to be credited to the Reserve described in Section 8.02;

          10. Insurance costs and expenses as described in Article XII;

          11. Taxes, if any, payable by or assessed against Management Company related to this Agreement or to Management Company's operation of the Hotel (exclusive of Management Company's income taxes) and Impositions, including without limitation, real and personal property taxes assessed against the Hotel along with related expenses incurred in connection with all such assessments; provided that any fines, penalties or interest added thereto which are a direct result of Management Company's gross negligence or willful misconduct shall be paid by Management Company from its own funds and shall not be treated as Deductions;

          12. All costs and expenses incurred in order to obtain and keep in full force and effect any licenses and permits required for the operation of the Hotel and related facilities, including without limitation, liquor licenses for the sale of alcoholic beverages at all restaurants, bars, lounges, banquet rooms, meeting rooms and guest rooms at the Hotel; provided that any fines or penalties relating to maintaining such licenses and permits which are the direct result of either Management Company's or Owner's gross negligence or willful misconduct shall be paid by such party from its own funds and shall not be treated as Deductions;

          13. Rental payments pursuant to any capital lease approved by Management Company and Owner which does not exceed $50,000 in the aggregate for any Fiscal Year; provided that such rental payments may be paid either from the Reserve or paid as a Deduction as mutually agreed by Owner and Management Company; and

          14. Such other costs and expenses incurred by Management Company as are specifically provided for elsewhere in this Agreement (including, without limitation, Group Services and certain reimbursable expenses of Management Company's corporate staff described in Section 6.03) or are otherwise reasonably necessary for the proper and efficient operation of the Hotel, unless any such costs and expenses are specifically stated not to be Deductions under any provision of this Agreement.

     The term "Deductions" shall not include (i) debt service payments pursuant to any Secured Loan; nor (ii) ground lease rental or other rental payments pursuant to any ground lease in connection with the Hotel; nor (iii) any expenditures by Owner in the acquisition or conversion of the Hotel; nor (iv) rental payments pursuant to any capital lease approved by Management Company which exceeds $50,000 in the aggregate for any Fiscal Year; nor (v) the cost of external (third party) audits of Hotel operations and/or with respect to the Owner entity itself; nor (vi) other recurring and non-recurring ownership costs, such as Owner's entity administration and servicing costs; all of which shall be paid by Owner from its own funds, and not from Gross Revenues nor from the Reserve.

     Owner means                                         .
                 ---------------------------------------

     Owner-Funded Capital Expenditures shall have the meaning set forth in
Section 8.03.

     Owner's Investment means the sum of (i) $_________________ [the price paid by Owner to acquire the Hotel, including closing costs and conversion costs] and
(ii) Additional Invested Capital minus the original principal amount of any Qualified Loan.

     Owner's Priority means, with respect to each Fiscal Year during the term hereof (prorated for any partial Fiscal Year), an amount equal to (i) twelve percent (12%) of Owner's Investment, plus (ii) annual Debt Service for such Fiscal Year (or partial Fiscal Year), plus (iii) annual ground lease rental or additional rental payments made by Owner pursuant to any ground lease in connection with the Hotel.

     Prime Rate means the "prime rate" as published in the "Money Rates" section of The Wall Street Journal; however, if such rate is, at any time during the term of this Agreement, no longer so published, the term "Prime Rate" shall mean the average of the prime interest rates which are announced, from time to time, by the three (3) largest banks (by assets) headquartered in the United States which publish a "prime rate."

     Profit Minimum shall have the meaning set forth in Section 6.04.

     Proprietary Marks shall have the meaning set forth in Section 17.01.

     Prospectus shall have the meaning set forth in Section 22.10.

     Qualified Lender means any lender, such as any federally insured commercial or savings bank, national banking association, savings and loan association, investment banking firm, commercial finance company and other similar lending institution that is a holder of a Secured Loan that is a Qualified Loan.

     Qualified Loan means any Secured Loan in which the initial principal amount, as of the date such Secured Loan is incurred, when added to the current principal balance of all existing Secured Loans as of that date, is less than or equal to the greater of the following:

     (i) Seventy percent (70%) of the sum of: (a) $____________ [the price paid by Owner to acquire the Hotel, including closing costs and conversion costs], plus (b) Additional Invested Capital; or

     (ii) The result obtained by (a) dividing the Operating Profit for the twelve (12) most recent full Accounting Periods by the Coverage Ratio; then, (b) multiplying the quotient from clause (a) by the Capitalization Multiple; or

     (iii)The existing balance of any Secured Loans encumbering the Hotel immediately prior to the date of the incurrence of such Qualified Loan, plus commercially reasonable transaction costs (defined as all normal transaction costs to the extent actually incurred) associated with such refinancing up to an amount equal to four percent (4%) of the principal amount of such Qualified Loan.

     In addition, regardless of whether or not the above tests set forth in clauses (i), (ii) and (iii) above are satisfied, (a) the existing (as of the Management Commencement Date) balance of any Secured Loan which is secured by a Mortgage existing as of the Management Commencement Date shall be deemed to be a "Qualified Loan"; and (b) any Secured Loan which Management Company, in its reasonable discretion, has approved in writing shall be deemed to be a "Qualified Loan" (provided that an approval by Management Company that a given Secured Loan shall be deemed to be a Qualified Loan hereunder shall apply only to the specific hotel or hotels which are described in such approval, and shall not be deemed to be an approval with respect to other hotels, regardless of whether such Secured Loan by its terms permits the substitution or addition of such other hotels as security for such Secured Loan).

     Renewal Term shall have the meaning set forth in Section 5.01.

     Reserve shall have the meaning set forth in Section 8.02 A.

     Sale of the Hotel means any sale, assignment, transfer or other disposition, for value or otherwise, voluntary or involuntary, of Owner's title to the Hotel or the site (either fee or leasehold title, as the case may be), but shall not include a collateral assignment intended to provide security for a loan. For purposes of this Agreement, a "Sale of the Hotel" shall also include a lease (or sublease) of the entire Hotel or site. The phrase "Sale of the Hotel" shall also include any sale, transfer, or other disposition, for value or otherwise, in a single transaction or a series of related transactions, of the controlling interest in the Owner. If the Owner is a corporation, the phrase "controlling interest" shall mean the right to exercise, directly or indirectly, fifty percent (50%) or more of the voting rights attributable to the shares of Owner (through ownership of such shares or by contract). If Owner is not a corporation, the phrase "controlling interest' shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of Owner. Notwithstanding the foregoing, the term "Sale of the Hotel" shall not include any sale, assignment, transfer or other disposition of the Hotel or the site by Owner to an Affiliate of Owner.

     Sale Termination Fee means that amount payable by Owner to Management Company pursuant to Section 20.01 E of this Agreement, which is equal to the following: (a) the for Sale of the Hotel between the fifth (5th) anniversary of the Management Commencement Date and the seventh (7th) anniversary of the Management Commencement Date, the product of two (2) times the sum of the Base Management Fees plus the Incentive Fees earned by Management Company during the most recent twelve (12) month period immediately preceding the Sale of the Hotel (collectively, the "Existing Twelve Month Management Fees"), (b) for the Sale of the Hotel after the seventh (7th) anniversary of the Management Commencement Date but on or before the ninth (9th) anniversary of the Management Commencement Date, the product of one and one-half (1 1/2) times the Existing Twelve Month Management Fee, (c) for the Sale of the Hotel after the ninth (9th) anniversary of the Management Commencement Date but on or before the expiration of the Initial Term of this Agreement, the product of one (1) times the Existing Twelve Month Management Fees, (d) for the Sale of the Hotel at any time during any Renewal Term of this Agreement, there shall be no Sale Termination Fee.

     Secured Loan means and includes (i) any indebtedness secured by a Mortgage; and (ii) all amendments, modifications, supplements and extensions of any such Mortgage.

     Software shall have the meaning set forth in Section 17.02.

     Termination means the expiration or sooner cessation of this Agreement.

     Uniform System of Accounts means the Uniform System of Accounts for Hotels, Ninth Revised Edition, 1996, as revised and adopted by the Hotel Association of New York City, Inc. from time to time and as modified by applicable provisions of this Agreement.

     WARN Act shall have the meaning set forth in Section 14.02.

     Working Capital means funds which are reasonably necessary for the day-to-day operation of the Hotel's business, including, without limitation, amounts sufficient for the maintenance of change and petty cash funds, operating bank accounts, receivables, payrolls, prepaid expenses and funds required to maintain Inventories, less accounts payable and accrued current liabilities.

                                   ARTICLE III
                                    THE HOTEL

3.01 Ownership

     During the term of this Agreement, Owner shall take such action as is appropriate to assure that Owner has good and marketable [fee/leasehold] title to the land described in Exhibit A and all improvements thereon, free and clear of all liens and encumbrances other than:

     (i) Easements or other encumbrances that do not adversely affect the operation of the Hotel by Management Company and do not require the payment of any money;

     (ii) Mortgages which are given to secure any one or more Qualified Loans;

     (iii) Liens for taxes, assessments, levies or other public charges which are not yet due or are being contested in good faith; and

     (iv) Amendments or modifications to the ground lease, if any, existing as of the Effective Date to which Management Company consents (which consent shall not be unreasonably withheld, provided that: (i) the proposed amendment or modification would not materially adversely affect the rights and/or obligations of Management Company, and (ii) in any event, such amendment or modification would have no adverse impact on the amount of the fees to be paid to Management Company under this Agreement).

3.02. Subordination of Management Agreement

     Excluding Management Company's right to receive payment of the Base Management Fee, this Agreement and all of the rights and benefits of Management Company hereunder are, and shall be subject and subordinate to any Qualified Loan(s) which now or hereafter encumber the Hotel. This subordination provision shall be self-operative and no other or further instrument of subordination shall be required. Management Company agrees, however, upon request of any Qualified Lender, duly to execute and deliver any subordination agreement requested by such Qualified Lender to evidence and confirm the subordination effected under this Section 3.02.

3.03 Non-Disturbance Agreement

     Notwithstanding Section 3.02, Owner agrees that, prior to obtaining any Qualified Loan, it will use commercially reasonable good faith efforts to obtain from each prospective holder or holders thereof a Non-Disturbance Agreement pursuant to which Management Company's rights under this Agreement will not be disturbed as a result of a loan default stemming from non-monetary factors which
(i) relate to Owner and do not relate solely to the Hotel, and (ii) are not Defaults by Management Company under Article XVI of this

Agreement. If Owner desires to obtain a Qualified Loan, Management Company, on written request from Owner, shall promptly identify those provisions in the proposed loan documents which fall within the categories described in clauses
(i) and (ii) above, and Management Company shall otherwise assist in expediting the preparation of an agreement between the prospective holder and Management Company which will implement the provisions of this Section 3.03.

                                   ARTICLE IV
                                   PRE-OPENING

     Owner shall provide all funds to pay any amounts or, as applicable, reimburse any deficiencies arising in connection with the following pre-opening expenses in accordance with a pre-opening budget prepared by Management Company and approved by Owner prior to the opening of the Hotel:

     (i) payment of any application and/or other fees and expenses due in connection with obtaining the Franchise;

     (ii) payment of all expenses (including, without limitation, any and all legal expenses) related to or arising in connection with obtaining the permits and/or licenses necessary for the operation of the Hotel or any facilities located therein, including, without limitation, any liquor licenses;

     (iii) payment of expenses for operating equipment and operating supplies which may be required as of the Hotel's opening date;

     (iv) any projected losses associated with the opening of the Hotel; and

     (v) any other expenses incurred by Owner or Management Company, as the case may be, in connection with the opening of the Hotel.

     Owner shall advance to Management Company all funds required by Management Company for such pre-opening expenses in the amounts and on the dates as may be specified by Management Company in a "Request for Funds" to be submitted by Management Company to Owner. Such amounts shall be provided by Owner within fifteen (15) days of Owner's receipt of Management Company's Request for Funds. If following the Management Commencement Date, funds for pre-opening expenses are owing to Management Company, Management Company shall have the option to deduct such amounts from Owner's share of Operating Profit. It is understood that, to the extent any delay or postponement of the Management Commencement Date causes increased pre-opening expenses that cannot reasonably be avoided, Owner shall be responsible for and promptly pay such increased pre-opening expenses. No item which is or should have been included as a pre-opening expense shall be charged as a Deduction.

                                    ARTICLE V
                                      TERM

5.01 Term

     The initial term ("Initial Term") of this Agreement shall commence on the Effective Date, and, unless sooner terminated as provided in this Agreement, shall continue for a period ending one hundred and twenty (120) Accounting Periods after the Management Commencement Date. Following the expiration of the Initial Term, this Agreement shall, unless terminated pursuant to the provisions of this Agreement, continue in force and be automatically extended for two (2) successive five (5)-year terms (each individually a "Renewal Term") unless either party provides written notice of termination to the other at least ninety
(90) days prior to the end of the then current term.

5.02 Actions to be Taken upon Termination

     Upon a Termination of this Agreement, the following shall be applicable:

     A. Management Company shall, within sixty (60) days after Termination of this Agreement, prepare and deliver to Owner a final accounting statement with respect to the Hotel, as more particularly described in Section 9.01, along with a statement of any sums due from Owner to Management Company pursuant hereto, dated as of the date of Termination. Within thirty (30) days after the receipt by Owner of such final accounting statement, the parties will make whatever cash adjustments are necessary pursuant to such final statement. The cost of preparing such final accounting statement shall be a Deduction, unless the Termination occurs as a result of an Event of Default by either party, in which case the defaulting party shall pay such cost. Management Company and Owner acknowledge that there may be certain adjustments for which the necessary information will not be available at the time of such final accounting, and the parties agree to readjust such amounts and make the necessary cash adjustments when such information becomes available; provided, however, that (unless there are ongoing disputes of which each party has received notice) all accounts shall be deemed final as of one hundred eighty (180) days after such Termination.

     B. As of the date of the final accounting referred to in subsection A above, Management Company shall release and transfer to Owner any of Owner's funds which are held or controlled by Management Company with respect to the Hotel, with the exception of funds to be held in escrow pursuant to Section
12.04 B and Section 14.02. During the period between the date of Termination and the date of such final accounting, Management Company shall pay (or reserve against) all Deductions which accrued (but were not paid) prior to the date of Termination, using for such purpose any Gross Revenues which accrued prior to the date of Termination.

     C. Management Company shall make available to Owner such books and records respecting the Hotel (including those from prior years, subject to Management Company's reasonable records retention policies) as will be needed by Owner to prepare the accounting statements, in accordance with the Uniform System of Accounts, for the Hotel for the year in which the Termination occurs and for any subsequent year. Such books and records shall not include: (i) employee records which must remain confidential either under applicable laws or regulations of any governmental authority or agency having jurisdiction over such matters or under reasonable corporate policies of Management Company; or (ii) any Intellectual Property.

     D. Management Company shall (to the extent permitted by law) assign to Owner, or to any other manager employed by Owner to operate and manage the Hotel, all operating licenses, including any liquor licenses, for the Hotel which have been issued in Management Company's name and in the event that such licenses are not assignable, Management Company shall cooperate with Owner and any new manager of the Hotel in connection with the issuance of new licenses; provided that if Management Company has expended any of its own funds in the acquisition of any of such licenses, Owner shall reimburse Management Company therefor if it has not done so already.

     E. Owner agrees that Hotel reservations and any and all contracts made in connection with Hotel convention, banquet or other group services made by Management Company in the ordinary and normal course of business, for dates subsequent to the date of Termination and at rates prevailing for such reservations at the time they were made, shall be honored and remain in effect after Termination of this Agreement.

     F. Various other actions shall be taken, as described in this Agreement, including, but not limited to, the actions described in Sections 12.04 B, 14.02, 17.01, 17.02, and 17.03.

     G. Management Company shall cooperate with the new operator of the Hotel as to effect a smooth transition and shall peacefully vacate and surrender the Hotel to Owner.

     The provisions of this Section 5.02 shall survive any Termination.

                                   ARTICLE VI
                       COMPENSATION OF MANAGEMENT COMPANY

6.01 Management Fees

     A. Base Management Fees. In consideration of the services to be performed during the term of this Agreement by Management Company, Management Company shall be paid a periodic base management fee ("Base Management Fee") in the amount of four percent (4%) of Gross Revenues for each Accounting Period.[In the event that there are 250 or more rooms in the Hotel, the Base Management Fee shall be 3% rather than 4%] Each such periodic fee shall be paid to Management Company (or retained by Management Company as provided below) at such time as the final monthly report for such Accounting Period is submitted to Owner as provided in Section 6.02 A below.

     B. Incentive Management Fees. In addition to the Base Management Fee and in consideration of the services to be performed during the term of this Agreement, Management Company shall be paid for each Fiscal Year (or partial Fiscal Year), subject to Section 6.02 B, an incentive fee ("Incentive Fee") equal to fifteen percent (15%) of the amount by which Operating Profit for such Fiscal Year (or partial Fiscal Year) exceeds Owner's Priority (prorated for any partial Fiscal
Year). Notwithstanding the foregoing to the contrary, Management Company shall not be entitled to receive any Incentive Fee in any Fiscal Year with respect to which the distributions to Owner have not equaled or exceeded Owner's Priority.

6.02 Accounting and Interim Payment

     A. Within twenty (20) days after the close of each Accounting Period, Management Company shall submit an accounting to Owner showing Gross Revenues, Deductions, Operating Profit, and distributions thereof for such Accounting Period. Management Company shall transfer to Owner with each accounting any Operating Profit or other sums then available for distribution to Owner and shall retain any periodic Base and Incentive Management Fees due Management Company. Such interim accountings shall be in the form of statements reasonably approved by Owner.

     B. The calculation and payment of the management fees and the distribution of Operating Profit made with respect to each Accounting Period within a Fiscal Year shall be accounted for cumulatively. Within sixty (60) days after the close of each Fiscal Year, Management Company shall submit an accounting, as more fully described in Section 9.01 for such Fiscal Year to Owner, which accounting shall be controlling over the interim accountings. Any adjustments required for such Fiscal Year by such final accounting shall be made by the parties within forty-five (45) days after receipt by Owner of such final accounting.

6.03 Reimbursements to Management Company

     In addition to all other amounts for which Management Company is entitled to reimbursement from Owner pursuant to this Agreement, Owner agrees to reimburse Management Company for all travel and out-of-pocket expenses (such as fax, postage, telephone and express mail) of the corporate staff (defined for purposes of this Section 6.03 as those employees who are not ordinarily located at the Hotel) of Management Company and Management Company's Affiliates, which are directly related to the efforts of such staff on behalf of the Hotel; provided, however, the reimbursements for such expenses shall be billed, as Deductions, to the Hotel at cost (without duplication of those expenses included in Group Services) and such amounts are included in the Annual Operating Projection or otherwise approved by Owner.

6.04 Performance Termination

Owner shall have the option to terminate this Agreement if the Hotel: (i) fails to achieve Operating Profit equal to ninety (90%) of the Operating Profit estimated in the approved

Annual Operating Projection (the "Profit Minimum") in each of two (2) consecutive Fiscal Years (excluding the initial two full Fiscal Years after the Management Commencement Date; provided that, if the Management Commencement Date is on or before June 30th, such partial Fiscal Year shall be deemed to be the first full Fiscal Year for purposes of this Section 6.04), and (ii) fails to maintain one hundred percent (100%) of the fair market share of revenue per available room for the Hotel's competitive set as set forth on Exhibit B attached hereto during each of such two (2) consecutive Fiscal Years as reported by Smith Travel Research (or similar reporting service in the event that Smith Travel Research reports are no longer available), and (iii) the fact that Management Company is failing to meet the tests set forth in (i) and (ii) above is not the result of Force Majeure; provided that Management Company and Owner shall mutually agree upon appropriate adjustments to the Hotel's competitive set as set forth on Exhibit B that may be necessary as a result of such Force Majeure for purposes of determining whether Management has failed the test set forth in (ii) above. Notwithstanding the foregoing, Management Company shall have the right to cure any such failure to achieve Operating Profit equal to the Profit Minimum during any Fiscal Year by paying to Owner the difference between Operating Profit for such Fiscal Year and the Profit Minimum within sixty (60) days after the end of such Fiscal Year.

                                   ARTICLE VII
                    WORKING CAPITAL AND FIXED ASSET SUPPLIES

7.01 Working Capital and Inventories

     A. At the Management Commencement Date, Owner shall provide to Management Company the funds necessary to supply the Hotel with Working Capital and Inventories in a minimum amount of One Thousand Dollars ($1,000.00) per guest room and shall at all times thereafter maintain in the Hotel's operating accounts a minimum balance in the amount of $______________ (or, if necessary, such greater amount to assure the uninterrupted and efficient operation of the Hotel, including, without limitation, sufficient funds to pay budgeted current liabilities as they fall due and to replace Inventories as they are consumed) in accordance with the provisions of subsection B below. Working Capital so advanced shall remain the property of Owner throughout the term of this Agreement, and Management Company shall make no claim thereto.

     B. To the extent that the Working Capital becomes reduced to an amount less than $_______________ , additional funds in a sum equal to the difference between $_________________ and the then Working Capital shall be provided by Owner within five (5) days after Management Company has given written notice to Owner of such reduction of Working Capital.

7.02 Fixed Asset Supplies

     Owner shall provide such funds as Management Company may reasonably determine to be necessary to supply the Hotel with Fixed Asset Supplies. Fixed Asset Supplies shall at all times be owned by, and be the sole property of, Owner, and Management Company shall make no claim thereto.

                                  ARTICLE VIII
                      MAINTENANCE, REPLACEMENT AND CHANGES

8.01 Routine Repairs and Maintenance

     From and after the Management Commencement Date, Management Company shall maintain the Hotel in good repair and condition and in conformity with applicable laws and regulations and in accordance with the Franchisor's standards for the operation of the Hotel and shall make or cause to be made such routine maintenance, repairs and minor alterations, the cost of which can be expensed under generally accepted accounting principles, as Management Company, from time to time, deems necessary for such purposes. The cost of such maintenance, repairs and alterations shall be paid from Gross Revenues and shall be treated as a Deduction in determining Operating Profit. The cost of non-routine repairs and maintenance, either to the Hotel building or its fixtures, furniture, furnishings and equipment ("FF&E"), shall be paid for in the manner described in Sections 8.02 and 8.03.

8.02 Repairs and Equipment Reserve

     A. Management Company shall establish, in respect of each Fiscal Year from and after the Management Commencement Date, a reserve escrow account in the name of Owner ("Reserve") in a bank approved by Owner. All disbursements and withdrawals from the Reserve shall be made by representatives of Management Company whose signatures have been authorized. The Reserve shall be in an amount
equal to the greater of: (i)    % of Gross Revenues or (ii) the amount required
                             ---
under the Franchise Agreement for the Hotel or by any Qualified Lender, in a bank, savings and loan association or other financial institution designated by Owner to cover the cost of:

          1. Replacements and renewals to the Hotel's FF&E; and

          2. Certain non-routine repairs and maintenance to the Hotel building which are normally capitalized under generally accepted accounting principles, such as exterior and interior repainting, resurfacing building walls, floors, roofs and parking areas, and replacing folding walls and the like, but which are not major repairs, alterations, improvements, renewals or replacements to the Hotel building's structure or to its mechanical, electrical, heating, ventilating, air conditioning, plumbing or vertical transportation systems, the cost of which are Owner's sole responsibility under Section 8.03.

     B. All amounts from time to time in the Reserve, and all interest thereon, shall at all times be owned by, and be the exclusive property of, Owner, and Management Company shall make no claim thereto. Proceeds from the sale of FF&E no longer necessary for the operation of the Hotel shall be deposited in the Reserve, as shall any interest which accrues on amounts placed in the Reserve. Neither (i) proceeds from the disposition of FF&E, nor (ii) interest which accrues on amounts held in the Reserve, shall either (x) result in any reduction in the required contributions to the Reserve set forth in

8.02 A above, or (y) be included in Gross Revenues. Management Company shall provide to Owner each month a copy of the bank statement relating to the Reserve and a reconciliation of such Reserve account.

     C. Management Company shall prepare an estimate ("FF&E Estimate") of the expenditures necessary for (i) replacement and renewal of the Hotel FF&E and
(ii) building repairs of the nature contemplated by Section 8.02 A 2 during the ensuing Fiscal Year, and shall submit such Estimate to Owner for Owner's review and approval at the same time it submits the Annual Operating Projection described in Section 9.03.

     D. Management Company shall from time to time make such substitutions and replacements of or renewals to FF&E and repairs to the Hotel of the nature described in Section 8.02 A 2, as are provided for in the FF&E Estimate approved for such Fiscal Year by Owner pursuant to Section 8.02 C, provided that Management Company shall not expend more than the balance in the Reserve without the prior approval of Owner. Management Company will endeavor to follow the applicable FF&E Estimate, but shall be entitled to depart therefrom (but not exceeding the Reserve balance), in its reasonable discretion, provided that (a) such departures from the FF&E Estimate result from circumstances which could not reasonably have been foreseen at the time of the submission of such FF&E Estimate; and (b) such departures from the FF&E Estimate result from circumstances which require prompt repair and/or replacement; and (c) Management Company has submitted to Owner a revised FF&E Estimate setting forth and explaining such departures. At the end of each Fiscal Year, any amounts then remaining in the Reserve shall be carried forward to the next Fiscal Year.

     E. If any FF&E Estimate which is prepared for a given Fiscal Year would require funding in excess of the percentage of Gross Revenues which is required under Section 8.02 A, Owner may elect one of the following: (i) agree to increase the percentage of Gross Revenues up to the level set forth in such FF&E Estimate, in order to provide the additional funds required, such increases to be treated as Deductions; (ii) make a lump-sum contribution to the Reserve in the necessary amount and agree not to have such contribution reimbursed from Gross Revenues (in which case the amount of such contribution shall be added to Additional Invested Capital) or (iii) make a lump-sum contribution to the Reserve in the necessary amount, in which case such contribution plus interest (at Prime Rate plus one percentage point per annum), shall be reimbursed to Owner from Gross Revenues in equal installments over a period of time mutually agreed upon by Owner and Management Company, and such installment repayments shall be Deductions. If Owner elects not to agree to either option for excess funding of the Reserve, Management Company shall be entitled, at its option, to terminate this Agreement upon ninety (90) days' written notice to Owner; however, such failure by Owner shall not be deemed a Default by Owner unless such failure to provide excess funding will cause a default by Owner under
Section 16.01.F of this Agreement.

8.03 Building Alterations, Improvements, Renewals and Replacements

     A. Management Company shall prepare an annual estimate ("Building

Estimate") of the expenses necessary for major repairs, alterations, improvements, renewals and replacements (which repairs, alterations, improvements and renewals are not routine maintenance, repairs and alterations referred to in Section 8.02) to the structural, mechanical, electrical, heating, ventilating, air conditioning, plumbing and vertical transportation elements of the Hotel building, including any such Owner-Funded Capital Expenditures required under the Franchise Agreement ("Owner-Funded Capital Expenditures") and shall submit such Building Estimate to Owner for its approval at the same time the Annual Operating Projection described in Section 9.03 is submitted. Management Company shall not make any Owner-Funded Capital Expenditures without the prior written consent of Owner except to the extent such expenditures are:
(i) required by any law (including, without limitation, any law, ordinance, code or regulation of any governmental authority or agency having jurisdiction over the business or operation of the Hotel), or (ii) otherwise required to avoid the risk of harm or further damage to persons or property.

     B. The cost of all Owner-Funded Capital Expenditures shall be borne solely by Owner and shall not be paid from Gross Revenues or from the Reserve. The failure of Owner to provide funding for any Owner-Funded Capital Expenditure described in clause (i), (ii) or (iii) of Section 8.03 A shall be a Default by Owner and Management Company shall be entitled to terminate this Agreement (along with other remedies it may have under this Agreement).

8.04 Liens

     Management Company and Owner shall use their best efforts to prevent any liens from being filed against the Hotel which arise from any maintenance, changes, repairs, alterations, improvements, renewals or replacements in or to the Hotel. They shall cooperate fully in obtaining the release of any such liens, and the cost thereof, if the lien was not occasioned by the fault of either party, shall be treated the same as the cost incurred pursuant to Section
8.03. If the lien arises as a result of the fault of either party, then the party at fault shall bear the cost of obtaining the lien release.

8.05 Ownership of Replacements

     All changes, repairs, alterations, improvements, renewals, or replacements to the Hotel made pursuant to this Article VIII shall be the property of Owner.

                                   ARTICLE IX
                          BOOKKEEPING AND BANK ACCOUNTS

9.01 Books and Records

     Books of control and account shall be kept on the accrual basis and in material respects in accordance with the Uniform System of Accounts with the exceptions provided in this Agreement. Owner may, at reasonable intervals during Management Company's normal business hours, examine such records. Within sixty (60) days following the close of each Fiscal Year, Management Company shall furnish Owner a statement (the "Annual Operating Statement") in reasonable detail summarizing the Hotel operations for such Fiscal Year and a certificate of Management Company's chief accounting officer certifying that such year-end statement is true and correct to the best of his or her knowledge and belief. If Owner raises no objections within thirty (30) days after receipt of the Annual Operating Statement, the Annual Operating Statement shall be deemed to have been accepted by Owner. If Owner does raise any such objection, Owner shall arrange for an independent audit to be commenced within sixty (60) days after the date of such objection, and shall diligently cause such audit to be completed within a reasonable period of time. Owner shall pay all costs of such audit at its sole expense (and not as a Deduction); however, if such audit establishes that Management Company has understated Operating Profit for that Fiscal Year by five percent (5%) or more, the reasonable costs and expenses of such audit shall be paid directly by Management Company from its own funds and shall not be treated as Deductions.

9.02 Hotel Accounts: Expenditures

     A. All funds derived from the operation of the Hotel shall belong to and be the property of Owner and shall be deposited by Management Company in bank accounts established by Management Company for Owner in one or more banks approved by Owner. All disbursements and withdrawals from said accounts as required or permitted under this Agreement (i.e., the payment of all Deductions and the distribution of Operating Profit) shall be made by bonded representatives of Management Company whose signatures have been authorized. Reasonable petty cash funds and house banks, in amounts satisfactory to Owner, shall be maintained at the Hotel.

     B. All payments to be made by Management Company hereunder shall be made from authorized bank accounts, from petty cash funds or from Working Capital provided by Owner pursuant to Section 7.01. Debts and liabilities incurred by Management Company as a result of its operation and management of the Hotel pursuant to the terms hereof, whether asserted before or after Termination, will be paid by Owner to the extent funds are not available for that purpose from Gross Revenues. Management Company shall not be required to make any advance or payment to or for the account of Owner except out of such funds, and Management Company shall not be obligated to incur any liability or obligation for Owner's account without assurances that necessary funds for the discharge thereof will be provided by Owner.

     C. All bank accounts shall be owned by Owner and shall be solely controlled and operated by Management Company as the agent of Owner; the agency status of Management Company shall be designated on the checks and drafts drawn on such banks accounts.

9.03 Annual Operating Projection

     A. On or before the first day of December of each Fiscal Year, a preliminary draft of the budget ("Annual Operating Projection"), setting forth Management Company's reasonable estimate of Gross Revenues, Deductions, and Operating Profit for the forthcoming Fiscal Year for the Hotel, shall be prepared by Management Company and submitted to Owner for its review and approval (which shall not be unreasonably withheld or delayed). In the event that Management Company is seeking reimbursement from Owner pursuant to Section 14.01.B(i) for the salaries, wages and/or benefits of any officers or directors of Management Company or Management Company's Affiliates who shall be regularly or temporarily employed or assigned on a full-time basis at the Hotel, this shall be shown as a separate line item under the Deductions category of the Annual Operating Projection. On or before the fifteenth (15th) day of December of each Fiscal Year, Management Company and Owner shall have a meeting to discuss the Annual Operating Projection; provided that Management Company shall submit the Annual Operating Projection to Owner at least fourteen (14) days in advance of such meeting (or such meeting shall be rescheduled to a date that is at least fourteen (14) days after the submission of the Annual Operating Projection to Owner). If Owner does not approve the preliminary Annual Operating Projection in full, within thirty (30) days of its receipt, Owner shall notify Management Company of each category of expenses (a "Category") of which Owner does not approve. The preliminary Annual Operating Projection thereafter shall be revised as Owner and Management Company may agree, and shall, upon Owner's approval, constitute the approved Annual Operating Projection for the forthcoming Fiscal Year. In the event that Owner does not notify Management Company in writing within said 30-day period that it does not approve of specified Categories, the preliminary Annual Operating Projection shall constitute the approved Annual Operating Projection for the forthcoming Fiscal Year. The approval of Owner shall not be required with respect to any Category if, and to the extent that, the preliminary Annual Operating Projection with respect to such Category for a given Fiscal Year is, in all material respects (taking into account any extraordinary non-recurring items), the same as the Annual Operating Projection for the preceding Fiscal Year as adjusted by the Consumer Price Index.

     B. The Annual Operating Projection is an estimate only and Management Company shall, from time to time during each Fiscal Year as it deems appropriate, suggest revisions thereto for Owner's review and approval. Management Company will at all times give good faith consideration to Owner's suggestions regarding any Annual Operating Projection. Management Company shall not, except as provided in Sections 8.03 A above and 9.03 C and 9.03 D below, depart from any approved Annual Operating Projection, or make any expenditures or incur any expenses not provided for therein, without Owner's prior approval.

     C. If Owner and Management Company fail to mutually agree on any given Category or Categories in the preliminary Annual Operating Projection within forty-five (45) days after the submission to Owner of the preliminary draft described in the first sentence of 9.03 A, Management Company shall continue to manage and operate the Hotel as follows until such agreement is reached: (i) with respect to each Category in such preliminary Annual Operating Projection which has been approved or deemed approved by Owner, Management Company may make expenditures and incur obligations under such Category as so approved; and (ii) with respect to any Category which has not been approved by Owner, Management Company may continue to make expenditures and incur obligations under such Category in accordance with the amounts provided for such Category in the Annual Operating Projection approved for the prior Fiscal Year, as adjusted by the Consumer Price Index, with such additional adjustments therein as shall be necessary to take into account (x) any differences in occupancy which may be experienced in the current Fiscal Year as compared to the prior Fiscal Year, and (y) any increased costs beyond the control of Management Company for the same or comparable services or products.

     D. Owner and Management Company acknowledge that the Annual Operating Projection approved by Owner is an estimate only and that unforeseen circumstances such as, but not limited to, the costs of labor, materials, services and supplies, casualty, operation of law, or economic and market conditions may make adherence to the Annual Operating Projection impracticable for certain Categories. If in the judgment of the Management Company the expenditures reasonably expected to be made in any of the following Categories during the then current Fiscal Year exceed by ten percent (10%) or more the amount budgeted for such Category in the then current Annual Operating Projection, Management Company shall notify Owner promptly in writing: Rooms; Food, Beverage and Banquet; Telephone, Gift Shop, and other; Administrative and General; Advertising and Sales; Repairs and Maintenance; Salaries and Wages. Management Company shall, as soon as practicable thereafter, consult with, and advise, Owner concerning expenditures for such Category or Categories. The Category under which any expenditure or obligation falls shall be determined in accordance with the Uniform System of Accounts.

9.04 Operating Deficits

     If Management Company should anticipate any Operating Loss for any Accounting Period, Management Company shall immediately so advise Owner in writing, setting forth the estimated amount of such deficiency and an explanation or justification therefor.

                                    ARTICLE X
                               FRANCHISE AGREEMENT

     During the term of this Agreement, the Hotel shall be managed and operated in strict compliance with the terms and conditions of the Franchise Agreement (including but not limited to all terms and conditions regarding confidentiality and operation of the Hotel), and Management Company, to the extent sufficient Working Capital exists, shall at all times comply with such Agreement and advise and assist Owner in the performance and discharge of its covenants and obligations thereunder. Owner shall comply with any capital expenditure, product improvement plan, operating standard changes or other requirements imposed from time to time by the Franchisor under the Franchise Agreement, the cost of which shall be paid in accordance with this Agreement. In the event of any conflicts between any provisions of this Agreement and the Franchise Agreement, the provisions of the Franchise Agreement shall control. Owner acknowledges that Franchisor shall have the right to communicate directly with Management Company regarding day-to-day operation of the Hotel. Owner shall not enter into any amendment, restatement or renewal of the Franchise Agreement which would in any event have an adverse impact on the amount of fees to be paid to Management Company under this Agreement without Management Company's prior written approval, which approval may be withheld in Management Company's sole discretion. [insert additional provisions that applicable Franchise Agreement may require to be included]

                                   ARTICLE XI
                           POSSESSION AND USE OF HOTEL

11.01 Use

     A. Owner covenants that, so long as an Event of Default by Management Company has not occurred and Owner has not exercised any right to terminate this Agreement (under any Section of this Agreement), Management Company shall have the right to quietly hold, occupy and enjoy the Hotel throughout the term hereof free from hindrance or ejection by Owner or other party claiming under, through or by right of Owner, except as may otherwise be specified in this Agreement.

     B. Management Company shall manage and operate the Hotel in accordance with the Franchise Agreement and shall in addition comply with and abide by all applicable laws, ordinances, and regulations.

     C. Provided that Owner shall first have employed a replacement manager for the Hotel satisfactory to and approved by the "Franchisor" under the Franchise Agreement, Management Company shall have the option to terminate this Agreement at any time upon sixty (60) days' written notice to Owner in the event of a withdrawal or revocation, by any lawful governing body having jurisdiction thereof, of any material license or permit required for Management Company's performance hereunder, if such withdrawal or revocation is due to circumstances beyond Management Company's control or not otherwise caused by the gross negligence or willful misconduct of Management Company, such termination to be effective as of the date such replacement manager has commenced management of the Hotel pursuant to its agreement with Owner.

11.02 Owner's Right to Inspect

     Owner or its agent shall have access to the Hotel at any and all reasonable times for the purpose of protecting the same against fire or other casualty, prevention of damage to the Hotel, inspection, making repairs, or showing the Hotel to prospective purchasers, tenants or mortgagees. Owner shall provide at least 24 hours' notice to Management Company prior to exercising its rights under this Section 11.02, except in the event of an emergency.

11.03 Group Services

     A. Owner shall reimburse Management Company for certain other services ("Group Services") as may from time to time be provided to the Hotel by Management Company or Management Company's Affiliates more efficiently on a group rather than on an individual basis. The Group Services shall include, without limitation, the following: (a) marketing, advertising and promotion; (b) payroll processing, accounting and MIS support services; (c) recruiting, training, career development and relocation in accordance with Management Company's or its Affiliates' relocation plan; (d) employee benefits administration; (e) engineering and risk management; (f) information technology;
(g) legal support (such as license and permit coordination and standardized contracts); (h) purchasing arising out of ordinary hotel operations; and (i) such other additional services as are or may be, from time to time, furnished for the benefit of Management Company's hotels or in substitution for services now performed at Management Company's individual hotels which may be more efficiently performed on a group basis.

     B. Group Services shall consist of the actual cost of the services without mark-up or profit to Management Company or any Affiliates, but shall include:
(a) salary and employee benefit costs, (b) cost of equipment used in performing Group Services, and (c) overhead costs, reasonably allocated thereto of any office providing Group Services. Costs and expenses incurred in providing Group Services shall be allocated equitably across hotel properties that Management Company manages that are provided Group Services, to the extent necessary and appropriate, and in the manner described in the Annual Operating Projection; the costs and expenses for Group Services shall not exceed the amounts for such services set forth in the Annual Operating Projection. Costs of Group Services shall be Deductions. In addition, if equipment is installed and maintained at the Hotel in connection with the rendition of any Group Services, all costs thereof will be charged to the operation of the Hotel, as determined by Management Company in good faith and consistent with GAAP and the Uniform System of Accounts.

     C. In no event shall Management Company's Affiliates be deemed a party to this Agreement or responsible in any way for Management Company's obligations pursuant to this Agreement by virtue of providing any services described in this Agreement (including, without limitation, Group Services) to Management Company and Owner reimbursing Management Company for the expenses incurred in connection therewith.

                                   ARTICLE XII
                                    INSURANCE

12.01 Property and Operational Insurance

     A. Management Company shall, commencing with the Management Commencement Date and continuing throughout the term of this Agreement, procure and maintain, as a Deduction, with insurance companies reasonably acceptable to Owner or by legally qualifying itself as a self insurer, a minimum of the following insurance to the extent reasonably commercially available:

          1. Insurance on the Hotel (including contents) against loss or damage by fire, lightning and all other risks covered by the usual standard extended coverage endorsements, with deductible limits approved by Owner, in an amount not less than ninety percent (90%) of the replacement cost thereof (Management Company acknowledges that Owner may require such insurance to be in an amount up to one hundred percent (100%) of replacement cost);

          2. Insurance against loss or damage from explosion of boilers, pressure vessels, pressure pipes and sprinklers, to the extent applicable, installed in the Hotel;

          3. Insurance on the Hotel (including contents) against loss or damage by earth movement, with deductible limits approved by Owner, in an amount to be reasonably determined by Owner consistent with local market conditions;

          4. Business interruption insurance covering loss of profits and necessary continuing expenses for interruptions caused by any occurrence covered by the insurance referred to in Section 12.01 A1, A2, and A3, of a type and in amounts and with such deductible limits as are approved by Owner;

          5. Workers' compensation and employer's liability insurance as may be required under applicable laws and employment-related practices insurance covering all of Management Company's employees at the Hotel in each case, with such deductible limits as are approved by Owner;

          6. Fidelity bonds, in amounts and with deductible limits approved by Owner, covering Management Company's employees in job classifications which Owner reasonably requests be bonded, and comprehensive crime insurance to the extent that Management Company and Owner mutually agree it is necessary for the Hotel;

          7. Comprehensive General Public Liability insurance (including protective liability coverage on operations of independent contractors engaged in construction, operation or management, blanket contractual liability insurance, liquor law legal liability insurance, products liability insurance, and garage keeper's liability insurance), on an "occurrence" basis for the benefit of Owner and Management Company against claims for "personal injury" liability, including, without limitation, bodily injury, death, or property damage liability, with a limit of not less than Twenty Five Million Dollars ($25,000,000) in the event of "personal injury" to any number of persons or damage to property arising out of any one occurrence; such insurance, which may be furnished under a "primary policy" (which shall include an aggregate per location endorsement) and an "umbrella" policy or policies, shall also include:
(i) coverage against liability for bodily injuries or property damage arising out of the use by or on behalf of Owner or Management Company of any owned, non-owned, or hired automotive equipment for a limit not less than that specified above, and (ii) if applicable, garage keeper's legal liability insurance in the amount sufficient to prevent Owner from becoming a co-insurer;

          8. Crime insurance and errors and omissions insurance insuring Owner against intentional or negligent acts or omissions of Management Company or its employees, such insurance to be in such amounts, with such carriers, and under such policies, as may from time to time be requested and approved by Owner; and

          9. Such other insurance in amounts as Management Company and Owner, in their reasonable judgment, mutually deem advisable for protection against claims, liabilities and losses arising out of or connected with the operation of the Hotel.

12.02 General Insurance Provisions

     All policies of insurance required under Section 12.01, Paragraphs 1-4 shall be carried in the name of Management Company, Owner and the Qualified Lender; and losses thereunder shall be payable to the parties as their respective interests may appear. All insurance described in Section 12.01, Paragraphs 6-8 shall name Owner as an additional insured.

12.03 Coverage

     All insurance described in Section 12.01 may be obtained by Management Company by endorsement or equivalent means under its blanket insurance policies, provided that such blanket policies are satisfactory to and approved by Owner. Management Company may self insure or otherwise retain such risks or portions thereof as it does with respect to other similar hotels it owns, leases or manages.

12.04 Cost and Expense

     A. Insurance premiums and any costs or expenses with respect to the insurance described in Section 12.01 shall be treated as Deductions in determining Operating Profit.

     B. Upon Termination of this Agreement, an escrow fund in an amount reasonably acceptable to Management Company shall be established from Gross Revenues (or, if Gross Revenues are not sufficient, with funds provided by Owner) to cover the amount of any costs which will eventually have to be paid by either Owner or Management Company with respect to insurance premiums, if any, not fully billed and paid for prior to Termination and pending or contingent claims, including those which arise after such Termination for causes arising during the term of this Agreement. Upon the final disposition of all such pending or contingent claims, any unexpended funds remaining in such escrow shall be paid to Owner.

12.05 Policies and Endorsements

     A. The party procuring insurance hereunder shall deliver to the other party certificates of insurance with respect to all policies so procured, including existing, additional and renewal policies and, in the case of insurance about to expire, shall deliver

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

certificates of insurance with respect to the renewal policies not less than ten
(10) days prior to the respective dates of expiration.

     B. All policies of insurance provided for under this Article XII shall, to the extent obtainable, have attached thereto an endorsement that such policy shall not be canceled, non-renewed or to the extent reasonably commercially available, materially changed without at least thirty (30) days' prior written notice to Owner and Management Company.

     C. Owner may, at its option, procure and maintain the insurance specified in Section 12.01, Paragraphs 1 through 4, with insurance companies reasonably acceptable to Management Company, subject to the following: (i) all such policies of insurance shall be carried in the name of Owner, with Management Company as an additional insured, (ii) any property losses thereunder shall be payable to the respective parties as their interests may appear, and (iii) premiums for such insurance coverage shall be treated as Deductions, provided that if the cost of such insurance procured by Owner exceeds the cost of Management Company's comparable coverage, all such excess costs shall be the sole responsibility of Owner and shall not be a Deduction. Should Owner exercise its option to procure the insurance described in this subsection C, Owner hereby waives its rights of recovery from Management Company and its Affiliates (and their respective directors, officers, shareholders, agents and employees) for loss or damage to the Hotel and any resultant interruption of business.

12.06 Indemnification

     A. Owner shall indemnify, defend and hold Management Company, Barcelo Crestline Corporation and their respective directors, officers, shareholders, employees and agents (collectively, "Management Company Indemnified Parties"), harmless from and against all claims, causes of action, losses, attorneys' fees and other costs and expenses (including, but not limited to, liquidated damages, transfer fees, and termination costs), liabilities and damages (collectively referred to as "Claims") imposed upon or incurred by or asserted against Management Company Indemnified Parties under, or on account of, or with respect to this Agreement arising out of or resulting from: (i) Management Company's due performance of this Agreement, or (ii) the failure by Owner to provide necessary funds to the Reserve or make necessary Owner-Funded Capital Expenditures required under this Agreement or to comply with applicable legal requirements or any requirements imposed by the Franchisor in accordance with the Franchise Agreement or necessary to maintain the safety or structural soundness of the Hotel. Without limiting the generality of the foregoing, Owner shall indemnify, defend and hold Management Company Indemnified Parties harmless from and against all Claims imposed upon or incurred by or asserted against Management Company Indemnified Parties under or with respect to the Franchise Agreement which arise as a result of: (a) any default by Owner under the terms of this Agreement or the Franchise Agreement (or related "Owner Agreement") unless such default is a result of gross negligence or willful misconduct on the part of Management Company; (b) the transfer by Owner of the Hotel or any interest of Owner in the Hotel, or (c) the failure by Owner to provide necessary funds to the Reserve or make necessary Owner-Funded Capital Expenditures required to comply with applicable legal requirements

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

or any requirements imposed by the Franchisor in accordance with the Franchise Agreement or necessary to maintain the safety or structural soundness of the Hotel.

     B. Owner shall indemnify, defend and hold Management Company Indemnified Parties harmless from and against all Claims arising out of or resulting from all liabilities which accrued (or which stem from events which occurred) prior to the Management Commencement Date (referred to as "Prior Liabilities"). Any such Prior Liabilities shall be paid for by Owner (not from Gross Revenues nor from the Reserve) and shall not be treated as Deductions.

     C. Management Company shall indemnify, defend and hold Owner and its directors, officers, shareholders, employees and agents harmless from and against all Claims arising out of or resulting from any gross negligence or willful misconduct on the part of Management Company, its employees or agents.

     D. The provisions of this Section 12.06 shall survive Termination of this Agreement.

                                  ARTICLE XIII
                         REAL ESTATE AND PROPERTY TAXES

13.01 Impositions

     During the term of the Agreement all real estate or ad valorem property taxes, assessments, inventory and personal property taxes and similar charges on or relating to the Hotel ("Impositions") following or allocable to the period following the Management Commencement Date shall be paid by Management Company, to the extent sufficient Working Capital exists, from Gross Revenues before any fines, penalties, or interest are added thereto or liens are placed upon the Hotel, unless payment is in good faith being contested and enforcement thereof is stayed. Management Company, either in its own name or, if legally required, in Owner's name, may contest by appropriate proceedings conducted in good faith and with due diligence the amount, validity or application in whole or in part of any such Imposition or any lien therefor, and Owner shall have the right to participate in any such proceedings. In the event Gross Revenues are likely to be insufficient to pay such Impositions when due, Management Company shall so advise Owner no later than thirty (30) days prior to the due date of such Impositions in order to provide Owner sufficient time in which to provide funds sufficient for the payment of such Impositions. Management Company shall also, no later than thirty (30) days prior to the date payment is due or three (3) days following the written request from Owner, furnish Owner with copies of official tax bills and assessments and evidence of payment or contest thereof. Any refund or rebate of any Impositions shall be credited to Operating Profit in the Fiscal Year in which such refund is received. All reasonable costs incurred in connection with any such negotiations or proceedings shall constitute Deductions for the year in which they are paid. Notwithstanding the foregoing, no such contest shall be conducted if it will in any way endanger title to the Hotel, the land on which the Hotel is located or Owner's

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

interest in the Hotel, or create a cloud on title to any of the foregoing or constitute a default under any financing secured by the Hotel. Owner shall within thirty (30) days of receipt of evidence of payment or contest furnish Management Company with copies of official tax bills and assessments and of payment or contest thereof. All Impositions shall constitute Deductions from Gross Revenues in determining Operating Profit provided, however, that any fines, penalties or interest added thereto to the extent resulting from Owner's acts or omissions shall be paid by Owner at its sole expense.

13.02 Owner's Responsibility

     "Impositions" shall not include the following, all of which shall be paid solely by Owner, not from Gross Revenues nor from the Reserve: (1) Any income, excess profits or revenue taxes of Owner or any person, firm or entity as a partner of Owner; (2) Special assessments imposed because of facilities which are constructed by or on behalf of the assessing jurisdiction (e.g., roads, sidewalks, sewers, etc.) which directly benefit the Hotel; (3) "Impact Fees" which are required of Owner as a condition to the issuance of site plan approval, zoning variances or building permits; and (4) "Tax-increment financing" or similar financing whereby the municipality or other taxing authority has assisted in financing the construction of the Hotel by temporarily reducing or abating normal Impositions in return for substantially higher levels of Impositions at later dates.

                                   ARTICLE XIV
                                 HOTEL EMPLOYEES

14.01 Employees

     A. Management Company shall have the discretion and obligation to hire, promote, supervise, direct, train all employees at the Hotel, to fix their terms of compensation and, generally to establish and maintain policies relating to employment at the Hotel. All such employees shall at all times be the employees of Management Company and not of Owner, and Owner shall have no responsibility or control respecting such employees unless otherwise specified in this Agreement. No collective bargaining agreements will be signed without Owner's approval. Management Company shall inform Owner as to the name, background, and qualifications of the Hotel's General Manager. If Management Company desires to change the General Manager, Management Company shall endeavor to give Owner at least forty-five (45) days' prior notice, if feasible, of such change stating the reasons for such change and informing Owner of the name, background, and qualifications of any replacement General Manager. Owner shall have the right to interview the proposed replacement General Manager and shall be given the opportunity to meet with the appropriate senior executives of Management Company to discuss the advisability of effectuating any proposed hiring, dismissal or transfer and any possible alternatives thereto, and any replacement General Manager shall be subject to Owner's prior approval, which approval shall not be unreasonably withheld or delayed. Management Company shall consider in good faith the opinions and requests of Owner with respect to such matters, and, if Management Company elects not to implement any

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

such request, Management Company shall explain its decision to Owner in
reasonable detail. Owner acknowledges and approves                   as General
                                                   -----------------
Manager of the Hotel as of the Management Commencement Date.

     B. Owner shall reimburse Management Company for: (i) salaries, wages and/or benefits of any officers, directors or employees of Management Company or Management Company's Affiliates who shall be regularly employed or temporarily assigned on a full-time basis at the Hotel and (ii) personnel of Management Company or Management Company's Affiliates not employed at the Hotel providing information systems support or legal, accounting or tax services to Management Company in connection with the operation of the Hotel (without duplication of reimbursements included in Group Services). All costs and expenses described under this Subsection B shall not exceed the amount for such services set forth in the approved Annual Operating Projection without the approval of Owner.

     C. Management Company and Owner agree to cooperate with each other to attempt to avoid any disqualification of qualified employee benefit plans of either of them to the extent such plans may be affected by the provisions of this Agreement or the services provided hereunder; provided, however, that neither Management Company nor Owner shall be required to change the terms of any such plan as part of such cooperation.

     D. All personnel employed at the Hotel shall be recruited and trained by Management Company in a manner consistent with Management Company's practices at other comparable hotels managed and operated by Management Company. Management Company shall decide which, if any, of the Hotel's employees or guests shall reside at the Hotel and shall be permitted to provide gratuitous accommodations, services, and amenities to its employees and guests in accordance with the usual practices of the hotel and travel industry, subject to such guidelines as Owner may from time to time approve.

14.02 Termination

     At Termination, other than by reason of an Event of Default by Management Company hereunder, an escrow fund shall be established from Gross Revenues (or, if Gross Revenues are not sufficient, with funds provided by Owner) to reimburse Management Company for all costs and expenses incurred by Management Company which arise out of either the transfer or the termination of employment of Management Company's employees at the Hotel, such as reasonable transfer costs, unemployment compensation, other employee liability costs (including without limitation costs incurred pursuant to the Worker Adjustment and Retraining Notification Act of 1990 (as amended, the "WARN Act")) and a reasonable allowance for severance pay for Executive Employees (as defined below) of the Hotel who do not continue to be employed with respect to the Hotel and who will not be transferred to another hotel owned or managed by Management Company. The amount of such allowance for severance pay shall not exceed an amount equal to Management Company's then current severance benefit for such terminated Executive Employees, unless Owner otherwise approves. As used herein, the term "Executive Employees" shall mean each member of the senior executive staff and each department head of the Hotel.

14.03 Employee Claims

     A. Management Company shall pay from its own funds, and not from Gross Revenues, for any Employee Claim and for the defense of any Employee Claim which: (i) is a substantial violation of the standards of responsible labor relations as generally practiced by prudent owners or operators of similar hotel properties in the general geographic area of the Hotel, or (ii) is not the isolated act of individual employees, but rather is a direct result of corporate policies or systematic action of Management Company which either encourage or fail to discourage such conduct. In addition, Management Company shall indemnify, defend and hold harmless Owner from and against any fines or judgments arising out of such conduct, and all litigation expenses (including reasonable attorneys' fees and expenses) incurred in connection therewith. Any dispute between Owner and Management Company as to whether or not certain conduct by Management Company is not in accordance with the aforesaid standards shall be resolved by arbitration.

                                   ARTICLE XV
                             DAMAGE AND CONDEMNATION

15.01 Damage and Repair

     A. If, during the term hereof, the Hotel is damaged or destroyed by fire, casualty, or other cause, Owner shall, with all reasonable diligence, to the extent that proceeds from the insurance described in Section 12.01 are available (subject to the provisions of any Mortgage encumbering the Hotel) for such purpose, repair or replace the damaged or destroyed portion of the Hotel to substantially the same condition as existed previously; provided that Owner shall have no obligation to repair or replace the damaged or destroyed portion of the Hotel if: (i) such damage, destruction or casualty occurs within the two
(2) years of the Initial Term or any Renewal Term, (ii) such damage, destruction or casualty is in excess of sixty percent (60%) of the "fair market value" of the Hotel as agreed by the parties, and (iii) Owner elects not to rebuild the Hotel. In the event that the conditions set forth in (i), (ii), and (iii) of the preceding sentence are satisfied, Owner may terminate this Agreement provided that all amounts due to Management Company hereunder in connection with such termination shall be paid by Owner (excluding any management termination fee payment).

     B. In the event damage or destruction to the Hotel from any cause materially and adversely affects the operation of the Hotel and Owner fails to timely (subject to unreasonable delays caused by Management Company, including unreasonable delays in adjusting the insurance claim with the carriers which participate in Management Company's blanket insurance program) commence and complete the repairing, rebuilding or replacement of the same so that the Hotel shall be substantially the same as it was prior to such damage or destruction, Management Company may, at its option, elect to terminate this Agreement upon ninety (90) days' written notice. Additionally, if the Franchise

Agreement is terminated due to Owner's failure to repair and restore the Hotel, this Agreement shall terminate, effective upon the termination of the Franchise Agreement.

15.02 Condemnation

     A. If all or substantially all of the Hotel is taken in any eminent domain, condemnation, compulsory acquisition, or similar proceeding by any competent authority for any public or quasi-public use or purpose, this Agreement shall terminate as of the date Management Company ceases to have physical possession of the Hotel. Any award for such taking or condemnation is to be paid to Owner, provided that Management Company may advance and collect any claims to which it may be entitled as a result of such taking in accordance with the terms of
Section 15.02 C.

     B. In the event a portion of the Hotel shall be taken by the events described in Section 15.02 A or the entire Hotel is affected on a temporary basis but the result is not to make it unreasonable to continue to operate the Hotel, this Agreement shall not terminate. However, so much of any award for any such partial or temporary taking or condemnation shall be made available by Owner to the extent necessary to render the Hotel equivalent to its condition prior to such event, and the balance of such award, if any, shall be paid over to Owner.

     C. All condemnation awards or payments in lieu thereof for the value of the land and improvements so taken shall be the sole and exclusive property of Owner. Management Company may make a claim to the condemning authority for its loss of business arising from the events described in this Section 15.02, but only to the extent that such claim in no way prejudices, diminishes, reduces, or impairs Owner's rights under the preceding sentence.

                                   ARTICLE XVI
                                    DEFAULTS

16.01 Default

     Each of the following shall constitute a "Default," to the extent permitted by applicable law:

     A. The appointment of a receiver, trustee, or custodian for all or any substantial part of the property of Management Company or Owner, as the case may be, if such appointment is not set aside or vacated within sixty (60) days.

     B. The commencement by Management Company or Owner, as the case may be, of any voluntary case or proceeding under present or future federal bankruptcy laws or under any other bankruptcy, insolvency, or other laws respecting debtor's rights.

     C. The making of a general assignment by Management Company or Owner, as the case may be, for the benefit of its creditors.

     D. The entry against Management Company or Owner, as the case may be, or any "order for relief" or other judgment or decree by any court of competent jurisdiction in any involuntary proceeding against Management Company or Owner, as the case may be, under any present or future federal bankruptcy laws or under any other bankruptcy, insolvency, or other laws respecting debtor's rights, if such order, judgment, or decree continues unstayed and in effect for a period of sixty (60) consecutive days.

     E. The failure of Management Company or Owner, as the case may be, to make any payment to be made in accordance with the terms hereof within five (5) business days after written notice, when such payment is due and payable.

     F. Receipt by the Franchisee of any notice from the Franchisor claiming or alleging any material default under the Franchise Agreement, if such default is due to any act or omission of Owner or Management Company, as the case may be, and is not cured, to the satisfaction of the Franchisor within fifteen (15) days following the Franchisee's receipt of such notice (or, if such default cannot reasonably be cured within fifteen (15) days and Owner or Management Company, as the case may be, immediately proceeds with due diligence to cure such default, then within such additional period of time as is reasonably required for such cure, taking into account the termination provisions of the Franchise Agreement) and, in the case of a material default by Owner which has not been cured within the applicable cure period, such material default has a material adverse affect on Management Company's ability to operate the Hotel or has an adverse impact on the amount of the fees paid to Management Company under this Agreement.

     G. Termination of the Franchise Agreement by the Franchisor for a default thereunder due to any act or omission of Owner or Management Company, as the case may be, unless, Management Company and Owner have agreed upon a comparable replacement franchise agreement which does not have an adverse impact on the amount of the fees paid to Management Company under this Agreement and Management Company incurs no transition costs in connection with such replacement.

     H. The failure of Owner to provide to Management Company sufficient Working Capital to operate the Hotel as required by Article VII within three (3) days after written notice from Management Company of the need for such Working Capital.

     I. The failure of Management Company or Owner, as the case may be, to perform, keep or fulfill any of the other covenants, undertakings, obligations, or conditions set forth in this Agreement, and the continuance of such default for a period of thirty (30) days after notice of said failure, or if such default cannot be reasonably cured within said 30-day time period, the failure of the defaulting party to commence the cure of such Default within said 30-day period or thereafter the failure to diligently pursue such efforts to completion.

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

16.02 Event of Default

     Upon the occurrence of any Default by either party (referred to as the "defaulting party") under Section 16.01 A, B, C or D, such Default shall immediately and automatically, without the necessity of any notice to the defaulting party, constitute an "Event of Default" under this Agreement. Upon the occurrence of any Default by a defaulting party under Section 16.01 E, F, G, H, or I, such Default shall constitute an "Event of Default" under this Agreement if the defaulting party fails to cure such Default within the respective cure or payment period (as specified in the applicable Paragraph) after written notice from the non-defaulting party specifying such Default and demanding such cure or payment; provided, however, that if a Default under
Section 16.01 H is such that it cannot reasonably be cured within said 30-day period, an "Event of Default" shall then occur if the defaulting party fails to commence the cure of such Default within the specified 30-day period or thereafter fails to diligently pursue such efforts to completion.

16.03 Remedies upon Event of Default

     Upon the occurrence of an Event of Default, the non-defaulting party shall have the right to pursue any one or more of the following courses of action: (i) in the event of a material breach by the defaulting party of its obligations under this Agreement, to terminate this Agreement by written notice to the defaulting party, which Termination shall be effective as of the effective date which is set forth in said notice (provided that said effective date shall be at least thirty (30) days after the date of said notice; or, if the defaulting party is the employer of all or a substantial portion of the employees at the Hotel, the 30-day period shall be extended to such period of time as may be necessary under applicable law pertaining to termination of employment); and
(ii) to institute any and all proceedings permitted by law or equity, including, without limitation, actions for specific performance and/or damages. Upon the occurrence of a Default by either party under Section 16.01 E, the amount owed to the non-defaulting party shall accrue interest, at the rate described in
Section 22.03, from and after the date on which such payment was originally due to the non-defaulting party. The rights granted hereunder shall not be in substitution for, but shall be in addition to, any and all rights and remedies available to the non-defaulting party by reason of applicable provisions of law or equity.

                                  ARTICLE XVII
                    PROPRIETARY MARKS; INTELLECTUAL PROPERTY

17.01 Proprietary Marks

     During the term of this Agreement, the name "Crestline" or "Barcelo Crestline," whether used alone or in connection with other another word(s), and all proprietary marks (being all present and future trademarks, trade names, symbols, logos, insignia, service marks, and the like) of Management Company or any one of its Affiliates, whether or not registered ("Proprietary Marks") shall in all events remain the exclusive property of Management Company and its Affiliates. Owner shall have no right to use any Proprietary Mark of Management Company or any one of its Affiliates, except during the term of this

Agreement to have signage installed using any Proprietary Mark of Management Company or any one of its Affiliates in conformance with the specifications provided by Management Company. Upon Termination, any use of a Proprietary Mark by Owner under this Agreement shall immediately cease. Upon Termination, Management Company shall have the option to purchase, at their then book value, any items of the Hotel's Inventories and Fixed Asset Supplies as may be marked with a Proprietary Mark of Management Company or any one of its Affiliates. In the event Management Company does not exercise such option, Owner agrees that it will use any such items not so purchased exclusively in connection with Hotel until they are consumed. During the terms of this Agreement, the name "Sandalwood" whether used alone or in connection with other another word(s), and all proprietary marks of Owner shall in all events remain the exclusive property of Owner and its Affiliates. Management Company shall have no right to use any proprietary mark of Owner or its Affiliates, except during the term of this Agreement to have signage installed using any proprietary mark of Owner or its Affiliates in conformance with the specifications provided by Owner. Upon Termination, any use of a proprietary mark of Owner or its Affiliates by Management Company under this Agreement shall immediately cease.

17.02 Computer Software and Equipment

     All "Software" (meaning all computer software and accompanying documentation, other than software which is commercially available, which are used by Management Company in connection with the property management system, any reservation system and all future electronic systems developed by Management Company for use in the Hotel) is and shall remain the exclusive property of Management Company or any one of its Affiliates (or the licensor of such Software, as the case may be), and Owner shall have no right to use, or to copy, any Software. Upon Termination, Management Company shall have the right to remove from the Hotel, without compensation to Owner, all Software, and any computer equipment which is utilized as part of a centralized property management system or is otherwise considered proprietary by Management Company. If any of such computer equipment is owned by Owner, Management Company shall reimburse Owner for previous expenditures made by Owner for the purchase of such equipment, subject to a reasonable allowance for depreciation.

17.03 Intellectual Property

     All "Intellectual Property" (meaning all Software and manuals, brochures and directives issued by Management Company to its employees at the Hotel regarding procedures and techniques to be used in operating the Hotel) shall at all times be proprietary to Management Company or its Affiliates, and shall be the exclusive property of Management Company or its Affiliates. Upon Termination, all Intellectual Property shall be removed from the Hotel by Management Company, without compensation to Owner.

                                  ARTICLE XVIII
                              WAIVER AND INVALIDITY

18.01 Waiver

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

     The failure of either party to insist upon strict performance of any of the terms or provisions of this Agreement, or to exercise any option, right or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by either party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such party.

18.02 Partial Invalidity

     In the event that any portion of this Agreement shall be declared invalid by order, decree or judgment of a court, this Agreement shall be construed as if such portion had not been inserted herein except when such construction would operate as an undue hardship to Management Company or Owner or constitute a substantial deviation from the general intent and purpose of said parties as reflected in this Agreement.

                                   ARTICLE XIX
                                   ASSIGNMENT

19.01 Assignment by Management Company and Owner

     A. Management Company shall not assign this Agreement, or delegate any of its responsibilities hereunder, without the prior written consent of Owner; provided, however, that Management Company, shall have the right, without such consent, to assign its interest in this Agreement to any of its Affiliates, and any such Affiliate shall be deemed to be the Management Company for purposes of this Agreement. Management Company shall be relieved of all further obligations hereunder if such Affiliate has substantially similar financial resources and liquidity as Management Company and the expertise to perform the obligations of Management Company hereunder.

     B. Owner shall not assign this Agreement, without the prior written consent of Management Company; provided, however, that Owner may assign this Agreement upon notice to Management Company to any Affiliate of Owner but only if such Affiliate has substantially similar financial resources and liquidity as Owner and Owner has obtained any necessary Franchisor consent; and upon such assignment and assumption of this Agreement by the assignee, Owner shall be relieved of all further liability or obligation hereunder.

     C. Notwithstanding any provision contained in this Agreement, (i) the collateral assignment of this Agreement by Owner as security for any Mortgage securing a Qualified Loan or (ii) the transfer of this Agreement in connection with a merger or consolidation or a sale of all or substantially all of the assets of either party (provided that (x) if such transfer is by Owner, the provisions of Article XX shall be complied with, and (y) if such transfer is by Management Company, such transfer is being done as part of a merger or consolidation or a sale of all or substantially all of the business which consists of Management

Company's managed hotels), is permitted without the consent of the other party.

     D. If either party consents to an assignment of this Agreement by the other, no further assignment shall be made without the express consent in writing of such party, unless such assignment may otherwise be made without such consent pursuant to the terms of this Agreement.

     E. An assignment (either voluntarily or by operation of law) by either party of its interest in this Agreement shall not relieve either party from its obligations under this Agreement which accrued prior to the date of such assignment; such assigning party shall be relieved of such obligations accruing after such date, if the assignment complies with this Article XIX and if Management Company or Owner, as the case may be, has received an assumption agreement executed by the assignee.

                                   ARTICLE XX
         TERMINATION OF AGREEMENT UPON SALE, DEMOLITION, OR FORECLOSURE

20.01 Sale of the Hotel

     A. Owner shall not enter into any Sale of the Hotel to any individual or entity which (i) does not have sufficient financial resources and liquidity to fulfill Owner's obligations under this Agreement; provided that any individual or entity with substantially similar financial resources and liquidity as Owner shall be deemed to be sufficient for purposes of this Section 20.01 A, (ii) is in control of or controlled by persons who have been convicted of felonies involving moral turpitude in any state or federal court, or (iii) is engaged in the business of operating or managing (as distinguished from owning) two thousand (2,000) or more guestrooms of a recognized branded hotel chain or chains in competition with Management Company. If Owner enters into an agreement for the Sale of the Hotel to a purchaser or tenant that violates the provisions of this Section 20.01 A and Management Company has notified Owner of such non-compliance, Owner shall be deemed to be in Default hereunder.

     B. If Owner receives a bona fide written offer to enter into a Sale of the Hotel, Owner shall give written notice thereof to Management Company, stating the name of the prospective purchaser or tenant. Such notice shall include appropriate information relating to such prospective purchaser or tenant demonstrating compliance with Section 20.01 A. Concurrently with the finalization of such Sale of the Hotel, the purchaser or tenant shall by appropriate instrument reasonably satisfactory to Management Company, assume all of Owner's obligations hereunder. An executed copy of such assumption agreement shall be delivered to Management Company at the closing or consummation of such Sale of the Hotel.

     C. No Sale of the Hotel shall reduce or otherwise affect: (a) the current level of Working Capital; (b) the current amount deposited in the Reserve; or
(c) any of the operating accounts maintained by Management Company pursuant to this Agreement. If,

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

in connection with any such Sale of the Hotel, the selling Owner intends to withdraw, for its own use, any of the cash deposits described in the preceding sentence, the selling Owner must obtain the contractual obligation of the new Owner to replenish those deposits (in identical amounts) simultaneously with such withdrawal. The selling Owner is hereby contractually obligated to Management Company to ensure that such replenishment in fact occurs. The obligations described in this Section 20.01 C shall survive the Sale of the Hotel and Termination of this Agreement.

     D. Notwithstanding any provision in this Agreement to the contrary, Owner shall have the right to terminate this Agreement upon any Sale of the Hotel occurring on or after the passage of sixty (60) Accounting Periods after the Management Commencement Date, provided that Owner: (i) provides at least thirty
(30) days' prior notice to Management Company, and (ii) remits to Management Company payment of the applicable Sale Termination Fee simultaneously with the Termination of this Agreement.

20.02 Termination upon Demolition or Foreclosure

     A. Owner may, by written notice to Management Company, terminate this Agreement upon the demolition of the Hotel, such Termination to be effective upon the expiration of ninety (90) days following Management Company's receipt of such notice from Owner. Any such notice shall contain sufficient information to permit Management Company to comply with any required notices to Hotel employees under federal or state laws, including, without limitation, the WARN Act.

     B. Management Company shall have the right to terminate this Agreement (and pursue any remedies it may have hereunder), on thirty (30) days' written notice, if title to or possession of the Hotel is transferred by judicial or administrative process (including, without limitation, a foreclosure, or a sale pursuant to an order of a bankruptcy court, or a sale by a court-appointed receiver) to an individual or entity which would not qualify as a permitted transferee under Section 20.01 A, regardless of whether or not such transfer is the voluntary action of the transferring Owner, or whether (under applicable law) the Owner is in fact the transferor; provided, however, that Management Company shall not have the right to so terminate this Agreement based on the assertion that a Qualified Lender fails to so qualify as a permitted transferee under Section 20.01 A.

                                   ARTICLE XXI
                          MANAGEMENT COMPANY CONDITIONS

21.01 Conditions upon Management Company's Obligations

     The obligations of Management Company hereunder shall be conditioned upon the following:

     A. Receipt of all licenses, permits, decrees, acts, orders and all other approvals necessary for the management and operation of the Hotel.

     B. The provision by Owner of the Working Capital described in Article VII.

                                  ARTICLE XXII
                                  MISCELLANEOUS

22.01 Right to Make Agreement

     Each party warrants, with respect to itself, that neither the execution of this Agreement nor the finalization of the transactions contemplated hereby shall violate any provisions of law or judgment, writ, injunction, order or decree of any court or governmental authority having jurisdiction over it; result in or constitute a breach or default under any indenture, contract, other commitment or restriction to which it is a party or by which it is bound; or require any consent, vote or approval which has not been taken, or at the time of the transaction involved shall not have been given or taken. Each party covenants that it has and will continue to have throughout the term of this Agreement and any extensions thereof, the full right to enter into this Agreement and perform its obligations hereunder.

22.02 Agency

     The relationship of Owner and Management Company shall be that of principal and agent. Nothing contained in this Agreement shall be construed to create a partnership or joint venture between them or their successors in interest. Neither party shall borrow money in the name of or pledge the credit of the other.

22.03 Failure to Perform

     If Management Company or Owner at any time fails to make any payments as specified or required hereunder or fails to perform any other act required on its part to be made or performed hereunder without limitation, then the other party after thirty (30) days' written notice to the defaulting party may (but shall not be obligated to) pay any such delinquent amount or perform any such other act on the defaulting party's part. Any sums thus paid and all costs and expenses incurred in connection with the making of such payment or the proper performance of any such act, together with interest thereon at the lesser of (i) the interest rate allowed by the applicable usury laws, or (ii) the Prime Rate plus three percent (3%), from the date that such payment is made or such costs and expenses incurred, shall constitute a liquidated amount to be paid by the defaulting party under this Agreement to the other party on demand.

22.04 Breach of Covenant

     Owner and Management Company and/or their respective affiliated companies shall be entitled, in case of any breach of this Agreement by the other party or others claiming through it, to injunctive relief and to any other right or remedy available at law.

22.05 Consents

     Except as herein otherwise provided, whenever in this Agreement the consent or approval of Owner or Management Company is required, such consent or approval shall not be unreasonably withheld, conditioned or delayed.

22.06 Applicable Law and Arbitration

     This Agreement shall be construed under and shall be governed by the laws of the State where the Hotel is located. In the event of any dispute, controversy or claim arising out of, or in connection with, or relating to this Agreement, or any breach, or alleged breach hereof, the same shall, upon the request of either Management Company or Owner, be submitted to and settled by arbitration. The arbiters are specifically directed: that the award be definite, certain and final as to the matters submitted; and to permit or deny the relief sought in its entirety without partial allocations between the parties (i.e. the preceding shall be a so-called "baseball arbitration"). Otherwise, the arbitration shall be pursuant to, and in accordance with, the commercial rules
then in effect of the American Arbitration Association in                , or at
                                                          ---------------
any other place or any other form of arbitration mutually acceptable to the parties so involved. Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in the highest court of the forum, state or federal, having jurisdiction. The expenses of arbitration shall be borne equally by the parties to the arbitration, provided that each party shall pay the cost of its own experts, counsel and evidence.

22.07 Headings

     Headings of Articles and Sections are inserted only for convenience and are in no way to be construed as a limitation on the scope of the particular Articles or Sections to which they refer.

22.08 Notices

     Notices, statements and other communications to be given under the terms of this Agreement shall be in writing and delivered by hand against receipt or sent by certified mail, return receipt requested, or by nationally recognized overnight courier:

     To Owner:

     with a copy to:

     To Management Company:

     Crestline Hotels & Resorts, Inc.
     8405 Greensboro Drive, Suite 500
     McLean, Virginia 22102
     Attn:  General Counsel
     with a copy to:
     Crestline Hotels & Resorts, Inc.
     8405 Greensboro Drive, Suite 500
     McLean, Virginia 22102
     Attn:  Chief Executive Officer

or at such other address as from time to time designated by the party receiving the notice. Any such notice which is properly mailed, as described above, shall be deemed to have been served as of three (3) business days after said posting.

22.09 Environmental Matters

     A. For purposes of this Section 22.09, "hazardous materials" means any substance or material containing one or more of any of the following: "hazardous material," "hazardous waste," "hazardous substance," "regulated substance," "petroleum," "pollutant," "contaminant," or "asbestos," as such terms are defined in any applicable environmental law, in such concentration(s) or amount(s) as may impose clean-up, removal, monitoring or other responsibility under any applicable environmental law, or which may present a significant risk of harm to guests, invitees or employees of the Hotel.

     B. Regardless of whether or not a given hazardous material is permitted on the Hotel premises under applicable environmental law, Management Company shall only bring on the premises such hazardous materials as are needed in the normal course of business of the Hotel. Management Company shall indemnify, defend and hold Owner and its Affiliates (and their respective directors, officers, shareholders, employees and agents) harmless from and against all loss, costs, liability and damage (including, without limitation, engineers' and attorneys' fees and expenses, and the cost of litigation) arising from the placing, discharge, leakage, use or storage of hazardous materials in violation of applicable environmental laws on the Hotel premises or in the Hotel by Management Company during the term of this Agreement and shall be responsible for the payment of any removal or remediation costs resulting therefrom.

     C. In the event of the discovery of hazardous materials (as such term may be defined in any applicable environmental law) on the Hotel premises or in the Hotel during the term of this Agreement, Owner shall (except to the extent such removal is Management Company's responsibility pursuant to Section 22.09 B) promptly remove, if required by applicable environmental law, such hazardous materials, together with all contaminated soil and containers, and shall otherwise remedy the problem in accordance with all environmental laws. Owner shall (except to the extent that the removal of such hazardous materials is Management Company's responsibility pursuant to Section 22.09 B) indemnify, defend and hold Management Company and its Affiliates (and their respective directors, officers, shareholders, employees and agents) harmless from and against all loss, costs, liability and damage (including, without limitation, engineers' and attorneys' fees and expenses, and the cost of litigation) arising from the presence of hazardous materials on the Hotel premises or in the Hotel. All costs and expenses of the removal of hazardous materials pursuant to this Section 22.09 C, and of compliance with all environmental laws, and any amounts paid to Management Company pursuant to the indemnity set forth above, shall be paid by Owner from its own funds, not as a Deduction nor from the Reserve.

22.10 Equity and Debt Offerings

     Neither Owner nor Management Company (as an "issuing party") shall make reference to the other party (the "non-issuing party) or any of its Affiliates in any prospectus, private placement memorandum, offering circular or offering documentation related thereto (collectively referred to as the "Prospectus"), issued by the issuing party, unless the non-issuing party has received a copy of all such references. In no event will the non-issuing party be deemed a sponsor of the offering described in any such Prospectus, nor will it have any responsibility for the Prospectus, and the Prospectus will so state. The issuing party shall be entitled to include in the Prospectus an accurate summary of this Agreement but shall not include any proprietary mark of the non-issuing party without prior written consent of the non-issuing party. The issuing party shall indemnify, defend and hold the non-issuing party and its Affiliates (and their respective directors, officers, shareholders, employees and agents) harmless from and against all loss, costs, liability and damage (including attorneys' fees and expenses, and the cost of litigation) arising out of any Prospectus or the offering described therein.

22.11 Intentionally Deleted

22.12 Estoppel Certificates

     Owner and Management Company will, at any time and from time to time within fifteen (15) days of the request of the other party or a Qualified Lender, execute, acknowledge, and deliver to the other party and such Qualified Lender, if any, a certificate certifying:

     A. That the Agreement is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating such modifications);

     B. The dates, if any, on which the distributions of Operating Profit have been paid;

     C. Whether there are any existing Defaults by the other party to the knowledge of the party making such certification, and specifying the nature of such Defaults, if any; and

     D. Such other matters as may be reasonably requested.

     Any such certificates may be relied upon by any party to whom the certificate is directed.

22.13 Entire Agreement

     This Agreement, together with other writings signed by the parties expressly stated to be supplementary hereto and together with any instruments to be executed and delivered pursuant to this Agreement, constitutes the entire agreement between the parties and supersedes all prior understandings and writings, and may be changed only by a writing signed by the parties hereto. This instrument may be executed in counterparts, each of which shall be deemed an original and all such counterparts together shall constitute one and the same instrument.

22.14 Limitation on Liability.

     Notwithstanding anything to the contrary contained in this Agreement, Owner's liability under this Agreement shall be limited solely to its interest in the Hotel and no personal liability or deficiency judgment shall append to Owner relative to, or as result of, this Agreement.

22.15 Confidentiality.

     Owner and Management Company agree that the matters set forth in this Agreement are strictly confidential and each party will make every effort to ensure that the information is not disclosed to any outside person or entities (including any announcements to the press or otherwise pertaining to the transaction entered into by the parties hereunder without the approval as to both timing of any such announcement of both Owner and Management Company) without the prior written consent of the other party except as may be reasonably necessary to obtain licenses, permits and other public approvals necessary for the operation of the Hotel, in connection with the Owner's financing of the Hotel, or the Sale of Hotel. It is understood and agreed that this Section 22.15 is not intended to prohibit or limit disclosure of the matters set forth in this
Section 22.15 by Owner or Management Company (i) to their respective officers, directors, employees, financial advisors, attorneys, accountants, potential lenders, consultants and representatives on a need to know basis, (ii) as required by any governmental agency or any federal or state law or regulation, or (iii) the extent legally compelled by legal process.

22.16 Affiliates.

     Management Company shall be entitled to contract with one or more of its Affiliates to provide goods and/or services to the Hotel only if the prices and/or fees paid to any such Affiliates are competitive with the prices and/or fees currently being paid to reputable and qualified parties providing similar services which are not Affiliates of Management Company, provided, however, that in any event Management Company shall be required to obtain Owner's consent prior to contracting with any of Management Company's Affiliates, which consent shall not be unreasonable withheld or delayed. In connection with obtaining such consent, Management Company shall provide Owner with underlying documentation reasonably necessary for Owner to determine whether such prices and/or fees are competitive with the prices and/or fees currently being paid to reputable and qualified parties providing similar services which are not Affiliates of Management Company. In the event that the Annual Operating Projection includes fees to be paid to any Affiliate for the provision of goods and services to the Hotel, Management Company shall provide Owner with underlying documentation reasonably necessary for Owner to determine whether such prices and/or fees are competitive with the prices and/or fees currently being paid to reputable and qualified parties providing similar services which are not Affiliates of Management Company.

22.17 Force Majeure

In the event either party is unable to perform its obligations hereunder due to an event of Force Majeure, such performance shall be extended for a period of time reasonably required to complete performance of such obligation(s).

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers.


ATTEST:                                  OWNER:


                                         By:
--------------------------------------      ------------------------------------
Assistant Secretary                      Title:
                                               ---------------------------------


ATTEST:                                  MANAGEMENT COMPANY:
                                         CRESTLINE HOTELS & RESORTS, INC.


                                         By:
--------------------------------------      ------------------------------------
Assistant Secretary                      Title:
                                               ---------------------------------

                    Exhibit A to Form of Management Agreement

                         Legal Description of Hotel Site

EXHIBIT B
BARCELO CRESTLINE INFORMATION

Lodging

Barcelo Crestline Corporation (formerly known as Crestline Capital Corporation), through its subsidiary Crestline Hotels & Resorts, manages over 30 hotels, resorts and conference and convention centers with over 7,000 rooms in twelve states and the District of Columbia. Barcelo Crestline is among the 20 largest independent hotel management companies in the United States. Barcelo Crestline manages quality properties independently and under such well-regarded brands as Marriott, Hilton, Sheraton, Renaissance, Holiday Inn, Radisson, Courtyard by Marriott and Residence Inn.

Barcelo Crestline through its subsidiaries also leases 28 limited-service hotels and subleases 71 limited-service hotels as well as owns 67% of the Portsmouth Renaissance and 50% of the Charlotte Downtown Courtyard and 50% of the Stratford Staybridge Suites.

Barcelo Crestline's senior executives average over 20 years of hospitality experience with a tradition of managing financially successful hotels.

Industry Relationships

Crestline Hotels & Resorts has long-term relationships with the industry's best brands and has been a consistent recipient of numerous franchisor awards. These include awards for revenue maximization, associate satisfaction, product quality and customer satisfaction.

Crestline Hotels & Resorts Franchisor Awards
                                                             Times
Franchisor                           Award                  Awarded
-------------------------   -----------------------------   -------
Marriott Hotels & Resorts   Partnership Circle Award           7
Marriott Hotels & Resorts   Revenue Premium Award              5
Marriott Hotels & Resorts   Guest Focus Award                  5
Holiday Inn                 Torchbearer Award                  1
Hyatt Hotels & Resorts      Excellence Through Partnering      1
Marriott Hotels & Resorts   Best Opening Award                 1
Renaissance Hotels          Best Opening Award                 1
Renaissance Hotels          Guest Focus Award                  1

The members of Barcelo Crestline's executive team served in senior management capacities with Host Marriott and Marriott International prior to Crestline Capital's December 1998 spin-off from Host Marriott Corporation. Crestline Capital was subsequently acquired by Barcelo Hotels & Resorts and changed its name to Barcelo Crestline in June 2002.

EXHIBIT C
STOCK PURCHASE AND RIGHTS AGREEMENT

                       STOCK PURCHASE AND RIGHTS AGREEMENT

          THIS STOCK PURCHASE AND RIGHTS AGREEMENT (this "Agreement") made as of December 6, 2002, between Sandalwood Lodging Investment Corporation, a Maryland corporation ("Sandalwood" or the "Company"), and Barcelo Crestline Corporation, a Maryland corporation, ("Barcelo Crestline" or the "Purchaser").

          WHEREAS, the Purchaser, Sandalwood Hospitality Advisors, LLC and the Company have entered into that certain Right of First Refusal and Services Agreement dated of even date herewith (the "ROFR Agreement"); and

          WHEREAS, the Purchaser has agreed to purchase three million dollars ($3,000,000) of registered common stock of the Company that are registered pursuant the Company's S-11 registration statement and exhibits that was initially filed with the Securities and Exchange Commission (the "SEC") on May 24, 2002, as subsequently amended, which registration statement was declared effective by the SEC on November 6, 2002 (the "Common Stock").

          NOW, THEREFORE, for and in consideration of the mutual covenants and benefits to be derived herefrom, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto agree as follows:

          Section 1. Purchase and Sale of Common Stock

               a. Purchase of Shares. Subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and agreements contained herein, the Purchaser hereby agrees to purchase, and the Company hereby agrees to sell to the Purchaser the number of whole shares of Common Stock (the "Purchased Shares") equal to three million dollars ($3,000,000) (the "Purchase Price") divided by the price per share to the public of common stock as set forth on the cover of the final prospectus of the registration statement (the "Price Per Share") of the Company's initial public offering pursuant to Registration Statement No. 333- 89094 (the "IPO").

               b. Deposit to Escrow Account. Upon the satisfaction of the conditions set forth in Section 2 of this Agreement, within three (3) Business Days of the day on which the escrow account containing the deposits of third parties who have committed to purchase shares of the Company contains at least forty-eight million dollars ($48,000,000) (the "Escrow Account"), or on such other date as the parties hereto may agree, the Purchaser shall deposit into the Escrow Account an amount equal to the Purchase Price minus the aggregate amount of the Barcelo Crestline Advances and the Barcelo Crestline Due Diligence Fee (together, the "Aggregate Advances") actually paid to Sandalwood or the Advisor (the "Balance Due").

               c. Closing. Within one (1) business day of the Purchaser's deposit of the Balance Due and the satisfaction of the conditions set out in
Section 2(b) of this Agreement, the Company shall consummate the IPO Initial Closing and shall deliver or cause to be delivered to the Purchaser certificates representing the Purchased Shares which shall be validly issued, duly authorized, fully paid and non-assessable, and free and clear of any Liens. No fractional shares or scrip representing fractional shares shall be issued by the Company at the Closing. If the number of Purchased Shares to be issued in accordance with the calculation set out in Section 1(a) results in a fraction of a share being issuable, the Company shall pay to the Purchaser an amount equal to the fraction of the share to be issued multiplied by the Price Per Share.

          Section 2. Conditions to Fund and Close.

               a. Purchaser's Conditions to Fund. The obligation of the Purchaser to deposit the Balance Due in the Escrow Account in accordance with
Section 1(b) of this Agreement is subject to the satisfaction as of the date such deposit is made of the following conditions:

                    (i) Representations and Warranties; Covenants. The representations and warranties contained in Section 6 hereof and Section VIII.L. of the ROFR Agreement shall be true and correct in all material respects on and as of the date hereof and on and as of the date the Balance Due is deposited in the Escrow Account with the same effect as though such representations and warranties had been made on the date the Balance Due was deposited. The Company shall have performed in all material respects all of the covenants and agreements required to be performed by the Company hereunder and under the ROFR Agreement prior to the date on which the Balance Due is deposited in the Escrow Account.

                    (ii) Closing Documents. The Company shall have delivered to the Purchaser the resolutions certified by its Secretary duly adopted by the Company's board of directors authorizing the execution, delivery and performance of this Agreement, and the issuance and sale of the Purchased Shares.

                    (iii) Proceedings. All corporate and other proceedings taken or required to be taken by the Company in connection with the transactions contemplated hereby and under the ROFR Agreement to be consummated at or prior to the date on which the Balance Due is deposited in the Escrow Account and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchaser.

                    (iv) Escrow Account Balance; Listing. The Company shall have received deposits for the purchase of at least forty eight million dollars ($48,000,000) of common stock of the Company in the Escrow Account, and shall have received a conditional commitment to list following the closing of the IPO on the AMEX or other national stock exchange or over the counter market.

                    (v) No Breach. There shall be no breach of any material obligation of the Company under this Agreement or the ROFR Agreement.

                    (vi) Registration Statement. The Registration Statement has been declared effective by the SEC, and no stop order has been issued by the SEC.

                    (vii) Filings. All filings required to sell the Purchased Shares in the IPO have been made with the SEC, the AMEX or other national stock exchange or over the counter market on which the Company's shares will be listed.

               b. Company's Conditions to Close. The obligation of the Company to issue and sell the Purchased Shares to the Purchaser in accordance with the provisions of Section 1(c) of this Agreement at the Closing is subject to the satisfaction as of the Closing of the following conditions:

                    (i) Representations and Warranties; Covenants. The representations and warranties contained in Section 7 hereof and Section VIII.M. of the ROFR Agreement shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing with the same effect as though such representations and warranties had been made on the date of the Closing. The Purchaser shall have performed in all material respects all of the covenants and agreements required to be performed by the Purchaser hereunder and under the ROFR Agreement prior to the Closing.

                    (ii) Closing Documents. The Purchaser shall have delivered to the Company the resolutions certified by its Secretary duly adopted by the Purchaser's board of directors authorizing the execution, delivery and performance of this Agreement, and the purchase of the Purchased Shares.

                    (iii) Proceedings. All corporate and other proceedings taken or required to be taken by the Purchaser in connection with the transactions contemplated hereby and under the ROFR Agreement to be consummated at or prior to the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company.

                    (iv) Escrow Account; Listing. The Company shall have received deposits for the purchase of at least fifty million dollars ($50,000,000) of common stock of the Company in the Escrow Account, and shall have received a conditional commitment to list following the closing of the IPO on the AMEX or other national stock exchange or over the counter market.

                    (v) No Breach. There shall be no breach of any material obligation of the Purchaser under this Agreement or the ROFR Agreement.

          Section 3. Failure to Consummate the IPO. If the Company fails to consummate the IPO Initial Closing by June 30, 2004, unless the Company elects to terminate the offering earlier, then the Purchaser shall have no obligation to deliver the Purchase Price or to otherwise conclude the transaction contemplated by this Agreement. If the Company fails to consummate the IPO Initial Closing, the Company shall have no obligation to refund any of the Aggregate Advances or to convert any portion of the

Aggregate Advances into Purchased Shares or to otherwise compensate the Purchaser for the Aggregate Advances.

          Section 4. Failure to Purchase the Purchased Shares. If, after all the conditions to close set out in Section 2(a) of this Agreement have been fulfilled by the Company or waived by the Purchaser, the Purchaser fails to deposit the Balance Due in the Escrow Account in accordance with the provisions of Section 1(b) of this Agreement, the Company may terminate the ROFR Agreement, and shall have no obligation to refund any of the Aggregate Advances or to convert any portion of the Aggregate Advances into Purchased Shares or to otherwise compensate the Purchaser for the Aggregate Advances.

          Section 5. Transfer of Purchased Shares.

               a. Restriction on Transfers. Other than as a result of a breach by Sandalwood of this Agreement or the ROFR Agreement and as set out below in Sections 5(b), (c), and (d), Barcelo Crestline will have no right to sell, pledge, encumber or otherwise transfer the Purchased Shares.

               b. Rights to Transfer. Barcelo Crestline may sell, pledge, encumber or otherwise transfer any or all of the Purchased Shares after fulfillment of (i) the Investment Commitment and (ii) trading of Sandalwood's common stock on AMEX or another national securities exchange or over the counter market reaches (in the aggregate) during any consecutive ninety day period a volume that is equal to or greater than six percent (6%) of Sandalwood's average daily number of total outstanding shares during such consecutive ninety (90) day period.

               c. Failure to Reach Investment Commitment. If the Investment Commitment is not fulfilled within two (2) years following the IPO Initial Closing, Barcelo Crestline may transfer the Purchased Shares as follows:

                    (i) If Sandalwood has not made Qualifying Offers of at least fifty million dollars ($50,000,000) (calculated as Total Debt and Equity Invested plus PIP costs) in Qualifying Hotels, Barcelo Crestline may sell any or all of the Purchased Shares or demand that Sandalwood repurchase any or all of the Purchased Shares at the Market Price on the day the repurchase demand is made.

                    (ii) If Sandalwood has made Qualifying Offers for more than fifty million dollars ($50,000,000) (calculated as Total Debt and Equity Invested plus PIP costs) but less than the Investment Commitment in Qualifying Hotels, Barcelo Crestline may sell the Purchased Shares or demand that Sandalwood repurchase a pro rata amount of the Purchased Shares equivalent to the unfulfilled Investment Commitment (e.g., if only one-half of the Investment Commitment has been fulfilled, Sandalwood would repurchase up to one-half of the Purchased Shares) at the Market Price on the day the repurchase demand is made.

               d. Subsidiaries and Affiliates. The Purchased shares may be transferred by Barcelo Crestline to any Subsidiary of Barcelo Crestline or to any Affiliate of Barcelo Crestline. For the purposes of this section, the term "Subsidiary" shall mean any entity in which Barcelo Crestline owns equity representing 51% or more of the voting power of such entity. The term "Affiliate" means any entity that directly or indirectly controls or is under common control with Barcelo Crestline. Any transferee who obtains any shares pursuant to the provisions of this Section 5(d) shall be subject to the rights and obligations of this Agreement.

               e. Legend. Notwithstanding any provision in this Agreement, Barcelo Crestline will not sell any Purchased Shares if such sale is restricted by the legend as set out in Section 10(a) of this Agreement.

               f. Failure to Reach Investment Commitment. Following the IPO Initial Closing, other than the right to enforce the payment of the Acquisition Services Fee and reimbursement of out-of-pocket expenses relating to the Acquisition Services, Barcelo Crestline's sole remedy for noncompliance by Sandalwood with the provisions of Section II of the ROFR Agreement are the rights provided in Section 5(c) of this Agreement. For the avoidance of doubt Barcelo Crestline shall have all rights and remedies available at law or in equity in the event that Sandalwood breaches any other obligation under the ROFR Agreement or any of its obligations under this Agreement, the Management Agreement, or the Trademark License Agreement.

               g. Legend Removal. The third paragraph of the legend relating to restrictions contained in Section 10(a) of this Agreement may be removed when this Agreement is terminated pursuant to its terms or by a valid, final and binding order of a court or arbitrator. For the avoidance of doubt, the paragraph of the legend relating to Sandalwood's status as a real estate investment trust ("REIT") will remain on the Purchased Shares for so long as the Company qualifies as a REIT under the applicable provisions of the Internal Revenue Code.

          Section 6. Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser that:

               a. Organization, Corporate Power and Licenses. The Company is a corporation duly organized, validly existing and in good standing under the laws of Maryland. The Company possesses all requisite corporate power and authority and all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted as described in the Prospectus and has all requisite power to execute, deliver, carry out and perform its obligations under this Agreement.

               b. Authorization; No Breach. The execution, delivery and performance of this Agreement has been duly authorized by the Company. This Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as the enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies. The execution, delivery and performance by the Company of this Agreement and the issuance of the Purchased Shares pursuant hereto, do not and shall not
(A) conflict with or result in a breach of the terms, conditions or provisions of, (B) constitute a default under, (C) result in the creation of any Lien, security interest, charge or encumbrance upon the Company's capital stock or assets pursuant to, (D) give any third party the right to modify, terminate or accelerate any obligation under, or (E) result in a violation of, require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to, the articles of incorporation or by-laws of the Company or any law, statute, rule or regulation to which the Company is subject, or any agreement, instrument, order, judgment or decree to which the Company is subject, presently in effect.

               c. IPO. With respect to its initial public offering of shares of the Company's common stock the Company represents and warrants that:

                    (i) the initial public offering of the Company's common stock (the "IPO"), including the offering of the Purchased Shares pursuant to the Registration Statement in the IPO, complies with the Securities Act and the rules and regulations promulgated thereto;

                    (ii) the Registration Statement, including the Prospectus and each schedule and exhibit comprising a portion thereof, any amendment or supplement thereto, the marketing materials used to sell the common stock of the Company in connection with the IPO (the "IPO Marketing Materials") or any prospectus or preliminary prospectus complies in all respects with the requirements of the Securities Act and the rules and regulations of the SEC and does not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and on the date that it is declared effective or filed with the SEC and used (as applicable), the Registration Statement, including the Prospectus and each schedule and exhibit comprising a portion thereof, any amendment or supplement thereto, the IPO Marketing Materials, or any prospectus or preliminary prospectus, will comply in all respects to the requirements of the Securities Act and the rules and regulations of the SEC and will not include any untrue statement of a material fact or omit to state any material fact required to be to be stated therein or necessary to make the statements therein not misleading;

                    (iii) the Prospectus and any amendment or supplement thereto, the IPO Marketing Materials or any prospectus or preliminary prospectus complies in all respects with the requirements of the Securities Act and the rules and regulations of the SEC and does not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

                    (iv) the Purchased Shares are being issued pursuant to the Registration Statement in the IPO;

                    (v) the Registration Statement has been declared effective by the SEC, and no stop order has been issued by the SEC;

                    (vi) the Company has complied with all state Blue Sky laws required for issuance of the Purchased Shares in the IPO; and

                    (vii) the Company has made all filings required by the SEC and AMEX or other national market or over the counter market on which the Company's shares will be listed.

               d. REIT Status; Compliance with Law. The Company intends to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and is otherwise in compliance with all applicable laws, except where such non-compliance would not have a material adverse effect on the Company.

               e. Validly Issued. The Purchased Shares to be issued pursuant to this Agreement, when issued and delivered in accordance with the terms hereof, will be duly and validly issued, fully paid and non-assessable.

          Section 7. Representations and Warranties of the Purchaser. The Purchaser hereby represents, warrants and covenants to the Company as follows:

               a. Organization and Corporate Power. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Maryland. The Purchaser has all requisite power to execute, deliver, carry out and perform its obligations under this Agreement.

               b. Authorization, No Breach. The execution, delivery and performance of this Agreement has been duly authorized by the Purchaser. This Agreement constitutes a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as the enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies. The execution, delivery and performance by the Purchaser of this Agreement and the purchase of the Purchased Shares pursuant hereto, do not and shall not (A) conflict with or result in a breach of the terms, conditions or provisions of, (B) constitute a default under, (C) result in a violation of, (D) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body or (E) result in a violation of, any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to, the certificate of incorporation or by-laws of the Purchaser, or any law, statute, rule or regulation to which the Purchaser is subject, or any agreement, instrument, order, judgment or decree to which the Purchaser is subject, presently in effect.

               c. Access to Information. The Purchaser has received and has reviewed the information, including the risk factors provisions, set out in the Prospectus.

          Section 8. Indemnification.

               a. Scope. Each of the Parties (an "Indemnifying Party") shall indemnify and hold harmless the each other Party and its respective officers, agents, consultants and employees, (each, an "Indemnified Party") to the fullest extent permitted by law from and against any and all losses, claims, damages, expenses (including reasonable fees, disbursements and other charges of counsel) or other liabilities ("Liabilities") arising or resulting from any breach of any covenant, agreement, representation or warranty of the Indemnifying Party in this Agreement; provided, however, that if and to the extent that such indemnification is unenforceable for any reason, the Indemnifying Party shall make the maximum contribution to the payment and satisfaction of such indemnified liability which shall be permissible under applicable laws.

               b. Procedure. Each Indemnified Party will, promptly after the receipt of notice of the commencement of any action or other proceeding against such Indemnified Party in respect of which indemnity may be sought from the Indemnifying Party, notify the Indemnifying Party in writing of the commencement thereof. The failure of any Indemnified Party so to notify the Indemnifying Party of any such action shall not relieve the Indemnifying Party from any liability which it may have to such Indemnified Party unless, and only to the extent that, such failure results in the Indemnifying Party's forfeiture of substantive rights of defenses. In case any such action or other proceeding shall be brought against any Indemnified Party and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party; provided, however, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, in any action or proceeding in which both the Indemnifying Party and an Indemnified Party is, or is reasonably likely to, become a party, such Indemnified Party shall have the right to employ separate counsel at the Indemnifying Party's expense and to control its own defense of such action or proceeding if, in the opinion of counsel to such Indemnified Party, (a) there are or may be defenses or counterclaims available to such Indemnified Party or to other indemnified parties that are different from or additional to those available to the Indemnifying Party, or (b) any conflict or potential exists between the Indemnifying Party and such Indemnified Party that would make such separate representation advisable; provided, however, that in no event shall the Indemnifying Party be required to pay fees and expenses under this Section 8(b) for more than one firm of attorneys in any jurisdiction in any one legal action or group of related legal actions. The Indemnifying Party agrees that it will not, without the prior written consent of the Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party and each other Indemnified Party from all liability arising or that may arise out of such claims, action or proceeding. The rights accorded to Indemnified Parties hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise.

          Section 9. Definitions.

               a. Capitalized terms used in this Agreement shall have the meaning set out in the ROFR Agreement. If any term is capitalized but not defined in the ROFR Agreement, it shall have the meaning set out in this Section 9 or as otherwise set out in this Agreement.

          "Liens" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company, any subsidiary or any affiliate, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Company or any Subsidiaries under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (other than any subordination arising in the ordinary course of business).

          "Market Price" means the last bid price for a share of common stock of the Company at the close of the most recent day in which shares of common stock of the Company were traded on AMEX or another national securities exchange or the over-the-counter market. If there is no public trading of the common stock of the Company, market price shall mean the last price paid by a third party in an arm's length transaction consummated during the most recent 3 month period for shares of the Company's common stock provided such transaction was for the purchase of common stock that did not include any special or preferential rights or that would provide the acquirer of such shares with control of the Company or make such acquirer the largest single shareholder of the Company. If no such sale has taken place, then market price shall mean the price per share determined by the Company's board of directors in good faith.

          "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

          Section 10. Miscellaneous.

               a. Legends on Securities. The Purchaser acknowledges that each instrument or certificate representing the Purchased Shares shall be imprinted with a legend in substantially the following form:

          FOR THE PURPOSE OF MAINTENANCE OF THE CORPORATION'S STATUS AS A REAL ESTATE INVESTMENT TRUST (A "REIT") UNDER SECTIONS 856 THROUGH 860 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND OWNERSHIP AS FOLLOWS:

          "Except as otherwise provided pursuant to the Articles of Incorporation of the Corporation, no Person may (i)
          Beneficially or Constructively Own Common Stock of the

          Corporation in excess of 9.8% (or such greater percent as may be determined by the Board of Directors of the Corporation) of the outstanding Common Stock; (ii)
          Beneficially or Constructively Own shares of any series of Preferred Stock of the Corporation in excess of 9.8% of the outstanding shares of such series of Preferred Stock; or (iii) Beneficially or Constructively Own Common Stock or
          Preferred Stock (of any class or series) which would result in the Corporation being "closely held" under Section
          856(h) of the Code or which otherwise would cause the Corporation to fail to qualify as a REIT. Any Person who has Beneficial or Constructive Ownership, or who Acquires or attempts to Acquire Beneficial or Constructive
          Ownership of Common Stock and/or Preferred Stock in excess of the above limitations and any Person who Beneficially or Constructively Owns Excess Shares as a transferee of Common or Preferred Stock resulting in an exchange for Excess Shares (as described below) immediately must notify the Corporation in writing or, in the event of a proposed or attempted Transfer or Acquisition or purported change in Beneficial or Constructive Ownership, must give written notice to the Corporation at least 15 days prior to the proposed or attempted transfer, transaction or other event. Any Transfer or Acquisition of Common Stock and/or Preferred Stock or other event which results in violation of the ownership or transfer limitations set forth in the Corporation's Articles of Incorporation shall be void ab initio and the Purported Beneficial and Record Transferee shall not have or acquire any rights in such Common Stock and/or Preferred Stock.
          If the transfer and ownership limitations referred to herein are violated, the Common Stock or Preferred Stock represented hereby automatically will be exchanged for Excess Shares to the extent of violation of such limitations, and such Excess Shares will be held in trust by the Corporation, all as provided by the Articles of Incorporation of the Corporation. All defined terms used in this legend have the meanings identified in the Corporation's Articles of Incorporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder who so requests."

          THESE SECURITIES ARE FURTHER SUBJECT TO RESTRICTIONS ON TRANSFER PURSUANT TO THE TERMS OF THAT CERTAIN STOCK PURCHASE AND RIGHTS AGREEMENT, BETWEEN BARCELO CRESTLINE

CORPORATION AND SANDALWOOD LODGING INVESTMENT CORPORATION, DATED DECEMBER    ,
                                                                          ---
2002.


               b. Consent to Amendments. No provision of this Agreement may be amended except with the written consent of the Purchaser and the Company. No obligation of either party shall be waived, except in writing by the other party.

               c. Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. Neither party may assign its rights or obligations under this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld.

               d. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

               e. Counterparts. This Agreement may be executed simultaneously in counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

               f. Descriptive Headings Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word "including" in this Agreement shall be by way of example rather than by limitation.

               g. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

               h. Notices. All notices, or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable overnight courier service (charges prepaid) or five days after deposit in the U.S. Mail to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the Purchaser and to the Company at the respective addresses indicated in the ROFR Agreement or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

                    i. Confidentiality. The information contained in this Agreement is subject to the Confidentiality/Exclusivity provisions contained in
Section VII of the ROFR Agreement.

                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

          IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase and Rights Agreement on the date first written above.

                                             SANDALWOOD LODGING
                                             INVESTMENT CORPORATION


                                             By: /s/ Douglas Greene
                                                 -------------------------------
                                                 Name: Douglas Greene
                                                 Title: Chief Investment Officer
                                                        Sandalwood Lodging
                                                        Investment Corporation


                                             BARCELO CRESTLINE CORPORATION


                                             By: /s/ Larry K. Harvey
                                                 -------------------------------
                                                 Name: Larry K. Harvey
                                                 Title: Executive Vice President

EXHIBIT D
INITIAL CASH FLOW BUDGET

                                      [***]

Confidential treatment has been requested with respect to the portions of the Agreement indicated with brackets and asterisks [***]. A complete copy of this Agreement, including the redacted portions, has been separately filed with the Securities and Exchange Commission.

EXHIBIT E
TRADEMARK LICENSE AGREEMENT

                           TRADEMARK LICENSE AGREEMENT

     THIS TRADEMARK LICENSE AGREEMENT ("Agreement") is entered into as of December 6, 2002 ("Effective Date") between Barcelo Crestline Corporation, ("Barcelo Crestline") and Sandalwood Lodging Investment Corporation ("Sandalwood").

     WHEREAS, Barcelo Crestline and Sandalwood have executed that certain Right of First Refusal and Services Agreement, dated December 6, 2002 (the "Definitive Agreement")

     WHEREAS, Barcelo Crestline is the owner of all right, title and interest in and to the registered and/or common law trade marks and trade names in the United States all of which are listed on Schedule A (collectively, the " Barcelo Crestline Mark"); and

     WHEREAS, Barcelo Crestline wishes to grant to Sandalwood a license to use the Barcelo Crestline Mark for the purposes referenced in this Agreement, or in any amendment to this Agreement during the term of this Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to this Agreement's conditions and terms, the parties agree:

1. Term. This Agreement is effective on the date above, and will terminate, except with respect to those obligations identified in this Agreement as surviving termination, as provided in this Agreement ("Term").

2. Barcelo Crestline's Rights and Obligations. For its part, Barcelo Crestline:

     a. Grants to Sandalwood, a royalty-free, non-exclusive limited license to use the Barcelo Crestline Mark:

          (i)  on Sandalwood's website;

          (ii) to identify Barcelo Crestline as Sandalwood's potential manager of its hotel properties in its marketing materials in connection with Sandalwood's initial public offering; and

          (iii) in future select trade advertising journals, email newsletters, powerpoint presentations and direct mail initiatives as Sandalwood's potential manager of its hotel properties ((i), (ii) and (iii), together, "Uses").

Sandalwood may not make any other use of the Barcelo Crestline Mark and may not sublicense, assign, sell or otherwise transfer any of its rights under this Agreement.

     b. Will provide to Sandalwood copies of the Barcelo Crestline Mark, and any changes to the Barcelo Crestline Mark, throughout the Term.

     c. Represents and warrants that it owns all right, title and interest (including U.S. trademarks) in and to the Barcelo Crestline Mark that are necessary for the licenses granted in this Agreement; that the Barcelo Crestline Mark do not infringe on or violate the U.S. trademark rights of, and to the best of Barcelo Crestline's knowledge are not infringed on or violated by, any third party, and that Barcelo Crestline has the full and unrestricted right, power and authority to enter into and perform under this Agreement.

     d. May, from time to time inspect Sandalwood's use of the Barcelo Crestline Mark, requesting Sandalwood to provide it with representative specimens of advertisements and promotions displaying the Barcelo Crestline Mark. Barcelo Crestline reserves the option to review Sandalwood advertisements and promotional materials during the Term.

     e. May, from time to time, review and evaluate Sandalwood's use of the Barcelo Crestline Mark to determine that the goodwill associated with the Barcelo Crestline Mark is not being adversely affected by Sandalwood's use. If Sandalwood's use of the Barcelo Crestline Mark is inconsistent with this Agreement, Barcelo Crestline may terminate this Agreement or request

Sandalwood to modify such use within a reasonable time.

3. Sandalwood's Rights and Obligations. For its part, Sandalwood:

     a. Will use only the Barcelo Crestline Mark that Barcelo Crestline provides unless Barcelo Crestline provides advance written approval for the use of any other Barcelo Crestline trademark. Sandalwood will not change the Barcelo Crestline Mark in any way without the prior written consent of Barcelo Crestline. Sandalwood may reproduce the Barcelo Crestline Mark on press releases and promotional material produced in conjunction with the Uses during the Term. Sandalwood will begin using new versions of the Barcelo Crestline Mark promptly after they are provided.

     b. Will, promptly at Barcelo Crestline's request, provide to Barcelo Crestline descriptions of Sandalwood's use of the Barcelo Crestline Mark. When Barcelo Crestline reasonably requests, Sandalwood will submit for Barcelo Crestline's review all materials that will bear the Barcelo Crestline Mark.

     c. Will comply with all laws, rules and regulations that apply to the promotion, advertisement, marketing or sale of Sandalwood's common stock as part of its initial public offering in connection with which the Barcelo Crestline Mark are used, and will not knowingly do anything which Barcelo Crestline should reasonably expect would bring disrepute to or in any manner impair or damage the Barcelo Crestline Mark or the goodwill in the Barcelo Crestline Mark.

     d. Will, in connection with the use of the Barcelo Crestline Mark, apply the appropriate notice (e.g., "TM" or "(R)") required or permitted to be applied under applicable law or such other notice as Barcelo Crestline may specify from time to time in writing.

     e. Will, at the request and expense of Barcelo Crestline, cooperate in preparing, executing and filing all papers necessary to prosecute, procure and maintain registration and recordation of the Barcelo Crestline Mark.

     f. Acknowledges that Barcelo Crestline is the owner of the Barcelo Crestline Mark, that all use thereof inures to the sole benefit of Barcelo Crestline, and that the Barcelo Crestline Mark symbolize the valuable goodwill of Barcelo Crestline. Sandalwood acknowledges that it obtains no ownership rights in the Barcelo Crestline Mark by virtue of the license granted in this Agreement. Sandalwood will never challenge Barcelo Crestline's ownership of the Barcelo Crestline Mark or registrations nor do anything to impair in any way Barcelo Crestline's rights in the Barcelo Crestline Mark.

     g. Will notify Barcelo Crestline of known infringement of any of the Barcelo Crestline Mark and, on request by Barcelo Crestline, will cooperate and join with Barcelo Crestline in any protest, civil action or proceeding involving such infringement or other disputes concerning the Barcelo Crestline Mark. Barcelo Crestline in its sole discretion will control the institution, prosecution or defense of such cases and will bear all related expenses and retain all awards. Sandalwood will not, without informing Barcelo Crestline in advance, effect the settlement, defense of, consent to a judgment or decree or other action with respect to any suit, action or proceeding before any federal, state, local or foreign court, agency, authority involving any Barcelo Crestline Mark.

4. Intellectual Property Rights. Sandalwood recognizes and agrees that all right, title and interest (including patents, copy rights, trademarks, trade secrets and any other proprietary rights) in and to the Barcelo Crestline Mark remain in Barcelo Crestline. Sandalwood acknowledges and agrees that it has no proprietary rights (other than the licenses granted in this Agreement) in or to the Barcelo Crestline Mark.

5. Consideration. The parties acknowledge the sufficiency of the consideration exchanged under this Agreement and the Definitive Agreement and do not impose the obligation of any additional royalty during the Term of this Agreement.

6. Indemnification.

     a. Barcelo Crestline agrees to indemnify, defend and hold harmless Sandalwood from and against any and all claims, liabilities, costs and expenses (including reasonable attorneys' fees and disbursements) incurred by Sandalwood by or related to any claim which, if upheld, would constitute Barcelo Crestline's breach of its representations and warranties under this Agreement. Notwithstanding the foregoing, Barcelo Crestline will have no liability for any claim of infringement based on (i) use of the Barcelo Crestline Mark in a manner that is inconsistent with Barcelo Crestline instructions or (ii) the combination or use of the Barcelo Crestline Mark with materials not furnished by Barcelo Crestline. In the event that any Barcelo Crestline Mark are held (or reasonably believed by Barcelo Crestline) to infringe, Barcelo Crestline will, at its option: (1) obtain the right to continue using the Barcelo Crestline Mark, (2) terminate Sandalwood's right to use the Barcelo Crestline Mark and replace or modify the Barcelo Crestline Mark so as to make it non-infringing, or (3) upon Barcelo Crestline reasonable determination that the options specified in clauses (1) and
(2) are not commercially feasible, terminate this Agreement.

     b. Except for any claims relating to any representations, warranties or covenants made by Barcelo Crestline in this Agreement, Sandalwood agrees to indemnify, defend and hold Barcelo Crestline harmless against all claims, liabilities, costs and expenses (including reasonable attorneys' fees and disbursements) incurred by Barcelo Crestline arising from or relating to Sandalwood's breach of its covenants, duties and obligations under this Agreement.

     c. In the event of an actual or potential loss for which indemnification applies, the indemnified party will notify the indemnifying party in writing with the facts known; provided that failure to notify the indemnifying party will not relieve the indemnifying party from liability except to the extent the indemnifying party was prejudiced by such failure, and in no event shall such failure relieve the indemnifying party from any other liability which it may have to the indemnified party. If any claim or action is brought against the indemnified party, the indemnifying party may participate in and assume the defense of that action with counsel satisfactory to the indemnified party. After notice to the indemnified party of the indemnifying party's election to assume the defense of any claim or action, the indemnifying party shall not be liable to the indemnified party for any legal expenses that the indemnified party subsequently incurs in connection with the defense of that action other than the reasonable costs of investigation and cooperation with the indemnifying party's defense of the claim or action; provided that the indemnified party may employ separate counsel and pay for the same. The indemnifying party may not, without the written consent of the indemnified party, agree to settle any claim, other than settlement solely for monetary damages for which the indemnifying party shall be responsible under this Agreement and relating to which the claiming party provides a complete written release in favor of the indemnified party in respect of the subject matter of the claim or action, will be applied to or against the indemnified party.

7. Termination.

     a. The Agreement will terminate immediately on the termination of the Definitive Agreement.

     b. Either party may terminate this Agreement immediately, with written notice to the other party, if the other party is adjudged insolvent or declares or is forced into bankruptcy, is wound up or liquidated, or is involved in a crime or offense that the terminating party believes is likely to have an adverse effect on it, its intellectual property or goodwill.

     c. Upon termination, Sandalwood shall immediately cease all display and use of the Barcelo Crestline Mark.

     d. This Agreement may be terminated by either party upon a material default by the other party after the non-defaulting party has provided the defaulting party with 30 days prior written notice specifying the nature of the default and an opportunity to cure the default during such period. If the default cannot be cured within 30 days notwithstanding the diligent efforts of the defaulting party, then the defaulting party will have another 30 days to cure the default.

     e. This Agreement may be terminated by Barcelo Crestline in accordance with the terms of Section 2(e) or Section 6(a)(3).

8. Post Termination Obligations. On Agreement termination:

     a. The license granted under this Agreement immediately ceases, and rights granted revert to Barcelo Crestline.

     b. Sandalwood must immediately cease distribution of all materials bearing Barcelo Crestline Mark and provide Barcelo Crestline with a written summary of Mark-bearing inventory, if any, as of the date of termination.

     c. Sandalwood must immediately refrain from further use of the Barcelo Crestline Mark or any name that is confusingly similar to the Barcelo Crestline Mark;

     d. Notwithstanding the foregoing, any terms of this Agreement that would, by their nature, survive the termination of this Agreement shall so survive including, without limitation, Sections 2(c), 4 and 6.

9. General.

     a. Entire Agreement. This Agreement constitutes the entire agreement between the parties regarding the Agreement's subject, and supersedes any other oral and written agreements entered before or at the same time as this Agreement concerning the Agreement's subject.

     b. Modification. The parties may modify this Agreement, but only in writing signed by both parties.

     c. Force Majeure. A party will not be liable to the other should its performance under this Agreement be prevented, restricted or interfered with by reason of any circumstance or event beyond the reasonable control of the party affected; provided, the party so affected uses its best efforts to continue, resume or substantially resume performance promptly on the end of the circumstance or event preventing performance.

     d. Waiver. Either party may waive an obligation under this Agreement, but only in writing and for the specific instance for which such waiver was given. Either party's failure or delay will not operate as a waiver, nor will any single or partial exercise of any right under this Agreement preclude any other further exercise of that right or the exercise of any other right.

     e. Assignment. Neither party may transfer or assign this agreement or its Agreement obligations to a third party without the prior written consent of the other party, not to be unreasonably withheld. If either party assigns this Agreement, this Agreement's provisions will be binding on and inure to the benefit of the parties to this Agreement and each party's respective successors and assigns.

     f. Governing Law, Litigation. This Agreement will be governed by Maryland law without regard to Maryland conflicts of laws principles. Each party consents to the exclusive personal jurisdiction of the Maryland federal and state courts with respect to any action concerning their respective Agreement obligations. If either party must enforce this Agreement in a judicial proceeding or appeal, the prevailing party will be entitled to reimbursements of its litigation costs and expenses, including reasonable accounting and legal fees, whether incurred in preparation for, or in contemplation of the filing of any written demand, claim, action, hearing or proceeding to enforce the Agreement.

     g. Severability. If any Agreement provision is held by a court of competent jurisdiction to be unenforceable, then a court may rewrite that provision with the least modification necessary to render the provision valid, and the remaining Agreement provisions will remain in full force and effect.

     h. Notice. Both parties will send any notices required under this Agreement via registered or certified mail, return receipt requested, to the other party at the addresses included in the Definitive Agreement or to such other address as a party may indicate by like notice. Any such notice shall be deemed to have been given (i) if so mailed, as of the close of the fifth business day following the date so mailed, and (ii) if delivered by courier, on the date received.

     i. Headings. Agreement headings are for convenience only and are not intended to affect the Agreement interpretation.

     j. Execution in Counterparts. This Agreement may be signed in one or more counterparts, all of which are deemed original.

     The parties to this Agreement, dated above, each indicate their acceptance of the terms and conditions of this Agreement by the signature of a duly authorized and empowered officer.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

BARCELO CRESTLINE CORPORATION               SANDALWOOD LODGING
                                            INVESTMENT CORPORATION


By: /s/ Larry K. Harvey                     By: /s/ Douglas H.S. Greene
    ---------------------------------           --------------------------------
Name: Larry K. Harvey                       Name: Douglas H.S. Greene
Title: Executive Vice President             Title: Chief Investment Officer

                                   Schedule A
                         List of Barcelo Crestline Mark

Trade Name

Trademark Mark
-------------------------------------------------------
MARK                            DATE FILED   SERIAL NO.
-------------------------------------------------------
Crestline Capital Corporation   12/16/1998   75-606,606
-------------------------------------------------------

-------------------------------------------------------

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